Exhibit (b)(1)

Execution Version

CREDIT SUISSE SECURITIES (USA) LLC CREDIT SUISSE AG Eleven Madison Avenue New York, NY 10010	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED BANK OF AMERICA, N.A. One Bryant Park New York, NY 10036	CITIGROUP GLOBAL MARKETS INC. 390 Greenwich Street New York, NY 10013

DEUTSCHE BANK SECURITIES INC. DEUTSCHE BANK AG NEW YORK BRANCH DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH 60 Wall Street New York, New York 10005	JEFFERIES FINANCE LLC 520 Madison Avenue New York, New York 10022

PNC BANK, NATIONAL ASSOCIATION PNC CAPITAL MARKETS LLC Three PNC Plaza 249 Fifth Avenue Pittsburgh, PA 15222	UNION BANK, N.A. 445 S Figueroa Street, G16-110 Los Angeles, CA 90071

CONFIDENTIAL

January 3, 2014

Harland Clarke Holdings Corp.

10931 Laureate Drive

San Antonio, TX 78249

Attention: Chief Financial Officer

Project Tiger

Amended and Restated Commitment Letter

Ladies and Gentlemen:

This Amended and Restated Commitment Letter and the Exhibits and Term Sheets attached hereto (collectively, the “Commitment Letter”) amends, restates and supersedes that certain Commitment Letter dated as of December 17, 2013 (the “Original Commitment Letter”) between you, Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”), Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS and their respective affiliates, “Credit Suisse”), Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated ( “MLPFS”, and together with Bank of America or any of their designated affiliates, “BAML”) and Citi (as defined below). You have advised Credit Suisse, BAML, Citi, Deutsche Bank Securities Inc. (“DBSI”), Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank AG Cayman Islands Branch (“DBCI” and together

1

with DBNY and DBSI or any of their designated affiliates, “DB”), Jefferies Finance LLC (“Jefferies”), PNC Bank, National Association. (“PNC Bank”), PNC Capital Markets LLC (“PNCCM” and together with PNC Bank or any of their designated affiliates, “PNC”) and Union Bank, N.A. (together with any of its designated affiliates, “Union” and, together with Credit Suisse, BAML, Citi, DB, Jefferies and PNC, “we”, “us” or the “Commitment Parties”) that Harland Clarke Holdings Corp., a Delaware corporation (the “Borrower” or “you”), intends to acquire (the “Acquisition”) a company identified to us by you as “Tiger” (the “Company”). The Acquisition will be effected through a tender offer to acquire all of the outstanding common stock of the Company by a direct or indirect wholly owned U.S. subsidiary of the Borrower or of its direct or indirect parent (“Merger Sub”), followed by the merger of Merger Sub with and into the Company with the Company being the surviving corporation of the merger, which may be followed thereafter by additional mergers with the final result that the Company will merge into the Borrower. You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). For purposes of this Commitment Letter, “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Exhibits attached hereto.

1.	Commitments.

In connection with the Transactions, CS is pleased to advise you of its commitment to provide 33% of the Facilities (as defined in Exhibit A hereto), Bank of America is pleased to advise you of its commitment to provide 30% of the Facilities, Citi is pleased to advise you of its commitment to provide 17% of the Facilities, DBNY is pleased to advise you of its commitment to provide 10% of the Bank Facilities (as defined in Exhibit A hereto), DBCI is pleased to advise you of its commitment to provide 10% of the Bridge Facilities (as defined in Exhibit A hereto), Jefferies is pleased to advise you of its commitment to provide 5% of the Facilities, PNC Bank is pleased to advise you of its commitment to provide 2.5% of the Facilities, and Union is pleased to advise you of its commitment to provide 2.5% of the Facilities, as set forth on Annex I hereto, in each case subject only to the satisfaction of the conditions referenced in Section 6 hereof to the extent applicable to such Facility. The commitments of CS, Bank of America, Citi, DBNY, DBCI, Jefferies, PNC Bank and Union (the “Initial Lenders”) hereunder will be allocated ratably among the Facilities and are several and not joint. In addition, in connection with the Transactions, we are pleased to advise you of our agreement to use commercially reasonable efforts to arrange the Proposed Amendments in order to obtain the necessary consents required to achieve the effectiveness of the Proposed Amendments.

This Commitment Letter supersedes the Original Commitment Letter in full and, upon execution of this Commitment Letter, the Original Commitment Letter will no longer have any force or effect.

2.	Titles and Roles.

It is agreed that (w) you hereby appoint CS Securities, MLPFS and Citi to act and they hereby agree to act as lead arrangers for each of the Bank Facilities and each of the Bridge Facilities (the “Lead Arrangers”) (x) you hereby appoint CS Securities, MLPFS, Citi, DBSI and

2

Jefferies to act and they hereby agree to act as joint bookrunners (each a “Joint Bookrunner”), (y) you hereby appoint PNCCM and Union to act and they hereby agree to act as co-managers (the “Co-Managers” and collectively with the Lead Arrangers and each Joint Bookrunner, the “Joint Bookrunners”) and (z) the Lead Arrangers will assist you with your effort to solicit consents from the lenders and other financial institutions under the Existing ABL Credit Agreement and the Existing Term Credit Agreement. It is further agreed that CS will act as sole administrative agent and sole collateral agent for each of the Base Case Term Facility, the Backstop Term Facility and the Bridge Facilities and Citi will act as sole administrative agent and sole collateral agent for the Backstop Revolving Facility (in each case in such capacity, the “Administrative Agent”). It is further agreed that CS Securities shall have “left side” designation and shall appear on the top left of any Information Materials (as defined below) and all other offering or marketing materials in respect of the Facilities, and that MLPFS, Citi, DBSI, Jefferies, PNCCM and Union shall appear to the immediate right of CS Securities, in that order. You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender (as defined below) in order to obtain its consent to the Proposed Amendments or its commitment to participate in the Facilities unless you and we shall so agree.

3.	Syndication.

The Joint Bookrunners reserve the right, prior to or after the Closing Date, to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors (together with the Initial Lenders, the “Lenders”) identified by the Joint Bookrunners in consultation with you and, with respect to the Revolving Facility, reasonably acceptable to you (such consent not to be unreasonably withheld or delayed); provided that (a) we agree not to syndicate our commitments to (i) competitors of the Borrower, the Company and their respective subsidiaries and any controlled affiliate of such competitor, in each case, that have been specified to us by you in writing on or prior to December 17, 2013, (ii) certain banks, financial institutions, other institutional lenders and other entities that have been specified to us by you in writing prior to December 17, 2013 and (iii) competitors that are operating companies and their affiliates, in each case that have been specified to us by you in writing prior to the launch of general syndication (clauses (i), (ii) and (iii) above collectively, the “Disqualified Lenders”) and that no Disqualified Lenders may become Lenders and (b) notwithstanding the Joint Bookrunners’ right to arrange the Proposed Amendments or syndicate the Facilities and receive commitments with respect thereto, unless you otherwise agree in writing (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation, subject to the conditions referred to in Section 6 below, to fund the applicable Facilities, on the date of the consummation of the Acquisition (the date of such funding, the “Closing Date”)) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the initial funding under the applicable Facilities on the Closing Date has occurred, (ii) no assignment or novation shall become effective (as between you and the Initial Lenders) with respect to all or any portion of any Initial Lender’s commitments in respect of the Facilities until the initial funding of the applicable Facilities on the Closing Date has occurred and (iii) each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the initial funding under the applicable Facilities on the Closing Date has occurred.

3

Without limiting your obligations to assist us in completing the Proposed Amendments and with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitment hereunder is not conditioned upon the syndication of, or receipt of commitments in respect of, the applicable Facilities and in no event shall the commencement or successful completion of syndication of the Facilities constitute a condition to the availability of the applicable Facilities on the Closing Date. The Joint Bookrunners may commence the Proposed Amendments and syndication efforts promptly upon the execution of this Commitment Letter and as part of its syndication efforts it is their intent to have Lenders commit to the applicable Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). Until the earlier to occur of (i) the date upon which a Successful Syndication (as defined in the Fee Letter referred to below) is achieved and (ii) the 60th day following the Closing Date (the earlier of such dates, the “Syndication Date”), you agree to assist (and to use commercially reasonable efforts to cause the Company to assist) the Joint Bookrunners in completing the Proposed Amendments and a syndication of the Facilities that is reasonably satisfactory to us and you. Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships, (b) your providing direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of you, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to facilitate such contact between appropriate members of senior management of the Company, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times mutually agreed upon, (c) your assistance (including the use of commercially reasonable efforts to cause the Company to assist) in the preparation of the Information Materials and other customary offering and marketing materials to be used in connection with the syndication of the Facilities and the solicitation of consents to the Proposed Amendments, (d) using your commercially reasonable efforts to procure prior to or concurrent with the launch of the syndication, at your expense, public ratings (but not specific ratings) for the Bank Facilities (and, if requested by the Joint Bookrunners, the Bridge Facilities) from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and a public corporate credit rating and a public corporate family rating (but not specific ratings in either case) in respect of the Borrower after giving effect to the Transactions from each of S&P and Moody’s, respectively, (e) the hosting, with the Joint Bookrunners, of a reasonable number of meetings of prospective Lenders at times and locations to be mutually agreed upon (and your using commercially reasonable efforts to cause appropriate officers of the Company to be available for such meetings), (f) your using commercially reasonable efforts to ensure that the Administrative Agent and its advisors and consultants shall have sufficient access to the Company to complete a commercial finance audit examination and inventory appraisal of the Company and its subsidiaries prior to the date that is 5 days prior to the Closing Date (and, regardless of whether a Successful Syndication has occurred, if after such use of commercially reasonable efforts, such access has not been provided by such 5th day, such access shall be required to be provided thereafter by a time to be mutually agreed) and (g) prior to the Syndication Date, there being no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of you or any of your subsidiaries (and your using commercially

4

reasonable efforts to ensure there are no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of the Company and its subsidiaries) being offered, placed or arranged (other than (i) the Facilities, the Senior Secured Notes and the Senior Unsecured Notes or any other debt securities issued pursuant to, or as contemplated by, the Fee Letter, (ii) replacements, extensions and renewals of existing indebtedness that matures prior to the Syndication Date or (iii) any other indebtedness of the Company and its subsidiaries permitted to be incurred pursuant to the Merger Agreement) without the consent of the Joint Bookrunners (such consent not to be unreasonably withheld, delayed or conditioned), if such issuance, offering, placement or arrangement would reasonably be expected to materially impair the primary syndication of the Facilities or the successful solicitation of requisite consents to the Proposed Amendments (it being understood that the Borrower’s and the Company’s and their respective subsidiaries’ ordinary course short term working capital facilities and ordinary course capital lease, purchase money and equipment financings will not materially impair the syndication of the Facilities or the arrangement of the Proposed Amendments). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither the compliance with any of the provisions of this Commitment Letter (other than Exhibit F attached hereto), the commencement or the completion of the syndication of the Facilities nor the obtaining of the ratings referenced above shall constitute a condition to the commitments hereunder, or to the funding of the applicable Facility on the Closing Date.

The Joint Bookrunners, in their capacity as such, will manage, in consultation with you, all aspects of the arrangement of the Proposed Amendments and any syndication of the Facilities, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights set forth in the second preceding paragraph with respect to the Revolving Facility and excluding Disqualified Lenders), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Joint Bookrunners in their syndication efforts, you agree to promptly prepare and provide (and to use commercially reasonable efforts to cause the Company to provide) to us all customary and reasonably available information with respect to you, the Company and each of your and its respective subsidiaries and the Transactions, including customary financial information and projections prepared by the Borrower or the Company and reasonably available to you (including financial estimates, forecasts and other forward-looking information, the “Projections”), as the Joint Bookrunners may reasonably request in connection with the structuring and arrangement of the Proposed Amendments and the structuring, arrangement and syndication of the Facilities. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon, or waive any privilege that may be asserted by, you, the Company or any of your respective affiliates; provided that in the event that you do not provide information in reliance on this sentence, you shall provide notice to the Joint Bookrunners that such information is being withheld. Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the solicitation of consents to the Proposed Amendments or the syndication of the Facilities shall be those required to be delivered pursuant to Exhibit F hereto.

5

You hereby acknowledge that (a) the Joint Bookrunners will make available Information (as defined below), Projections and other customary offering and marketing materials and presentations, including confidential information memoranda to be used in connection with the solicitation of consents to the Proposed Amendments and the syndication of the applicable Facilities (the “Information Memorandum”) (such Information, Projections, other customary offering and marketing materials and the Information Memorandum, collectively, with the Term Sheets, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders who may be engaged in investment and other market-related activities with respect to you or the Company or your or the Company’s respective securities that do not wish to receive material information with respect to you, the Company, your or its subsidiaries or your or their respective securities that is not publicly available) (“MNPI”) (any such Lenders each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”).

At the reasonable request of the Joint Bookrunners, you agree to assist (and to use commercially reasonable efforts to cause the Company to assist) us in preparing an additional version of the Information Materials to be used in connection with the solicitation of consents to the Proposed Amendments and the syndication of the applicable Facilities that does not include MNPI (all such information and documentation being “Public Information”) to be used by Public Siders. It is understood that in connection with your assistance described above, the Borrower and the Company shall provide us with customary authorization letters for inclusion in any Information Materials that authorize the distribution thereof to prospective Lenders (which letters shall in each case include a customary “10b-5” representation), represent that the additional version of the Information Materials does not include any information that would be MNPI and exculpate you, the Company and us with respect to any liability related to the unauthorized use or misuse of the contents of the Information Materials or related offering and marketing materials by the recipients thereof. Before distribution of any Information Materials, you agree to use commercially reasonable efforts to identify that portion of the Information Materials that may be distributed to the Public Siders as containing solely “Public Information,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC,” you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any MNPI (it being understood that you shall not be under any obligation to mark any particular Information Materials “PUBLIC”). You agree that, unless expressly identified as “Public Information,” each document to be disseminated by the Joint Bookrunners (or any other agent) to any Lender in connection with the arrangement of the Proposed Amendments or the Facilities will be deemed to contain MNPI and we will not make any such materials available to Public Siders.

You acknowledge and agree that the following documents may be distributed to both Private Siders and Public Siders, unless you advise the Joint Bookrunners in writing (including by email) within a reasonable time prior (provided that such materials have been provided to you and your counsel for review a reasonable period of time prior thereto) to their intended distribution that such materials should only be distributed to Private Siders: (a) administrative materials prepared by the Joint Bookrunners for prospective lenders under the Bank Facilities or the Bridge Facilities, as the case may be (such as a lender meeting invitation, bank allocation, if

6

any, and funding and closing memoranda), (b) draft and execution versions of the definitive documentation for the Proposed Amendments, (c) term sheets and notification of changes in the terms and conditions of the Proposed Amendments and for the Facilities, and (d) drafts and final versions of the Facilities Documentation (as defined in Exhibit E). If you advise us in writing (including by email) that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials without your consent. You will be solely responsible for the contents of the Information Memorandum and the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.

4.	Information.

You hereby represent and warrant that, (a) to the best of your knowledge as to the Company and its subsidiaries and businesses, all written factual information and written data (other than the Projections and other than information of a general economic or industry specific nature, the “Information”), that has been or will be made available to the Commitment Parties by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole after giving effect to all supplements and updates provided thereto, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to Commitment Parties by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations were being made, at such time, then you will (with respect to the Company and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and the Projections such that (with respect to the Information relating to the Company and its subsidiaries, to the best of your knowledge) such representations and warranties are correct in all material respects under those circumstances. In arranging the Proposed Amendments or syndicating the Facilities, the Commitment Parties (i) will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and (ii) does not assume responsibility for the accuracy or completeness of the Information or the Projections.

5.	Fees.

As consideration for the commitment of the Initial Lenders hereunder and for the agreement of the Joint Bookrunners to perform the services described herein, you agree to pay

7

(or cause to be paid) the fees set forth in the Term Sheets and in the amended and restated fee letter dated as of the date hereof by and among us and you and delivered herewith with respect to the Proposed Amendments and the Facilities (the “Fee Letter”), if and to the extent payable. Once paid, such fees shall not be refundable under any circumstances, except as otherwise agreed in writing by the parties hereto.

6.	Conditions.

The commitments of the Initial Lenders hereunder to fund the applicable Facilities on the Closing Date and the agreement of the Joint Bookrunners to perform the services described herein are subject solely to (a) the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibits B, C, D and E hereto (solely to the extent applicable to such Facility) and (b) the conditions set forth in Exhibit F hereto, and, upon satisfaction (or waiver by the Commitment Parties) of such conditions and the condition in the next succeeding paragraph, the initial funding of the applicable Facilities shall occur.

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (A) such of the representations in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliate) have the right to terminate your (or its) obligations under the Merger Agreement or to decline to consummate the Acquisition as a result of a breach of such representations in the Merger Agreement (as defined in Exhibit A hereto) (to such extent, the “Specified Merger Agreement Representations”) and (B) the Specified Representations (as defined below) in the Facilities Documentation and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth in this Section 6, in the section entitled “Conditions to Initial Borrowing” in each of Exhibit B, Exhibit C, Exhibit D and Exhibit E hereto, and in Exhibit F hereto are satisfied (it being understood that, to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interests in equity securities of the Borrower and its material, wholly owned domestic subsidiaries (to the extent required under the terms of Exhibit B, Exhibit C, Exhibit D or Exhibit E hereto) and assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code; provided that stock certificates of the Company’s subsidiaries will only be required to be delivered on the Closing Date to the extent received from the Company) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but instead shall be required to be delivered within 90 days after the Closing Date (subject to extensions agreed by the Administrative Agent); provided, further, that with respect to guarantees and security to be provided by the Company and any restricted subsidiary of the Company that is required to become a guarantor, if such guarantees and security cannot be provided as a condition precedent solely because the directors or managers of the Company or such restricted subsidiaries have not authorized such guarantees and security and the election of new directors or managers to authorize such guarantees and security has not taken place prior to

8

the funding of the Facilities (such guarantees and security, “Duly Authorized Guarantees and Security”), such election shall take place and such Duly Authorized Guarantees and Security shall be provided no later than 5:00 p.m., New York City time, on the Closing Date). Those matters that are not covered by or made clear under the provisions of this Commitment Letter, the Term Sheets or the Fee Letter are subject to the approval and agreement of the Joint Bookrunners and you; provided that such approvals and agreements shall be in a manner that is consistent with the Term Sheets, including the “Documentation” paragraphs in Exhibit B, Exhibit C, Exhibit D and Exhibit E hereto, and shall be subject to the Conditionality Provision. For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the other Guarantors (as defined in Exhibit B) set forth in the Facilities Documentation relating to corporate or other organizational existence, power and authority, due authorization, execution and delivery, and enforceability and no violation of, or conflict with organizational documents of Holdings, the Borrower and the Guarantors, in each case, related to the entering into and performance of the Facilities Documentation, solvency as of the Closing Date (after giving effect to the Transactions) of Borrower and its subsidiaries on a consolidated basis (with solvency to be defined in a manner consistent with the solvency certificate to be delivered in the form set forth in Annex I attached to Exhibit F hereto), Federal Reserve margin regulations, the Investment Company Act, and PATRIOT Act, status of the Facilities as senior debt, the sum of (x) the restricted payment capacity of the Company immediately prior to the consummation of the Transactions pursuant to the terms of the indenture governing the 2021 Notes and (y) the Borrower’s unrestricted cash on hand as of the Closing Date (excluding any cash proceeds from indebtedness of the Borrower incurred on the Closing Date that will be assumed or guaranteed by the Company or any of its subsidiaries), shall be at least equal to the cash merger consideration payable to the shareholders of the Company, and, subject to the provisions of this paragraph, creation, validity and perfection of security interests in the Collateral. This paragraph, and the provisions herein, shall be referred to as the “Conditionality Provision.”

7.	Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Facilities and the Proposed Amendments and the Facilities, you agree (a) to indemnify and hold harmless the Commitment Parties, their respective affiliates and the respective officers, directors, employees, agents, advisors, controlling persons and other representatives of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with any claim, litigation, investigation or proceeding resulting from this Commitment Letter (including the Term Sheets), the Fee Letter, the Merger Agreement, the Transactions, the Proposed Amendments, the Facilities or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors, the Company or any other third person, and to reimburse each such Indemnified Person upon demand for any reasonable and documented or invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel

9

acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person) and other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees or agents (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s controlled affiliates under this Commitment Letter, the Term Sheets or the Fee Letter (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claims against any Commitment Party in its capacity or in fulfilling its role as Administrative Agent or arranger or bookrunner or any similar role under the Facilities or in connection with the solicitation of consents to the Proposed Amendments) and (b) to the extent that the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, together with any supporting documentation reasonably requested by you, for all reasonable and documented out-of-pocket expenses, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Commitment Parties identified in the Term Sheets (including counsel expenses in connection with other “trees”) and of a single local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed) or retained in connection with enforcement of this Commitment Letter or the Fee Letter, in each case incurred in connection with the Proposed Amendments or the Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”). You acknowledge that the Initial Lenders may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with the applicable Initial Lender including, without limitation, fees paid pursuant hereto. The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.

10

Notwithstanding any other provision of this Commitment Letter or the Fee Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith, gross negligence of, or a material breach of the obligations under this Commitment Letter, the Term Sheets or the Fee Letter by, such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees, agents or controlling persons (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of we, you, the Company or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Proposed Amendments and the Facilities, and the use of proceeds thereunder), or with respect to any activities related to the Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation, or the solicitation of consents to the Proposed Amendments; provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations to the extent such indirect, special, punitive or consequential damages are included in any third party claim with respect to which the applicable Indemnified Person is entitled to indemnification under the first paragraph of this Section 7. Notwithstanding the foregoing, each Indemnified Person will be obligated to refund and return promptly any and all amounts paid by you or any of your affiliates under the immediately preceding paragraph to the extent it has been determined by a court of competent jurisdiction in a final and non-appealable decision that such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof.

You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 7.

It is further agreed that each Initial Lender shall be liable in respect of its respective commitments to the Facilities, on a several, and not joint, basis with any other Initial Lender, and no Initial Lender shall be responsible for the commitment of any other Initial Lender.

8.	Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. No Commitment Party or its affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their affiliates of services for other persons, and no Commitment Party or its affiliates will furnish any such information to other persons, except to the extent permitted below. You also acknowledge that no Commitment Party or its affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

11

As you know, certain of the Commitment Parties may be full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Company and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Certain of the Commitment Parties or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Company or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Company and you. You agree that the Commitment Parties will act under this letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you and the Company, your and their respective equity holders or your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and their affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction, the Commitment Parties and their applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you, the Company, your and their management, stockholders, creditors, affiliates or any other person, (iii) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their affiliates have advised or are currently advising you or the Company on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that neither we nor any of our affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction and you are responsible for making your own independent judgment with respect to the transactions contemplated hereby and the process leading thereto. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services in connection with the services provided pursuant to this Commitment Letter, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transaction or the process leading thereto. You waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates for breach of fiduciary duty or alleged breach of fiduciary duty arising out of this Commitment Letter and agree that we and our

12

affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

9.	Confidentiality.

You agree that you will not disclose the Fee Letter and the contents thereof or this Commitment Letter, the Term Sheets, the other exhibits and attachments hereto and the contents of each thereof to any person or entity without prior written approval of the Joint Bookrunners (such approval not to be unreasonably withheld, conditioned or delayed), except (a) to your officers, directors, agents, employees, attorneys, accountants, advisors or controlling persons who are informed of the confidential nature hereof (and, in each case, each of their attorneys) on a confidential basis, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter, the disclosure of which is governed by clause (vi) below) and the contents hereof to the Company, its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors or controlling persons (and each of their attorneys) on a confidential and need to know basis, (ii) you may disclose the Commitment Letter and its contents (but not the Fee Letter) in any syndication or other marketing materials in connection with the Facilities, in connection with the solicitation of consents to the Proposed Amendments or in connection with any public release or filing relating to the Transactions, or in any other required filing with the Securities Exchange Commission and other regulatory authorities, (iii) you may disclose the Commitment Letter, Term Sheets and other exhibits and annexes to the Commitment Letter, and the contents thereof (but not the Fee Letter), to rating agencies in connection with obtaining ratings for the Borrower and the Facilities, or in any other required filing with the Securities Exchange Commission and other regulatory authorities, (iv) you may disclose the aggregate fee amounts contained in the Fee Letter as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities, in connection with solicitation of consents to the Proposed Amendments, and in any public release or filing relating to the Transactions, (v) you may disclose this Commitment Letter and its contents (but not the Fee Letter) to the extent that such information becomes publicly available other than by reason of improper disclosure by you in violation of any confidentiality obligations hereunder, and (vi) to the extent portions thereof have been redacted in a manner to be reasonably agreed by us (including the portions thereof addressing fees payable to the Commitment Parties and/or the Lenders, economic flex terms and other economic terms), you may disclose the Fee Letter and the contents thereof to the Company, its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors or controlling persons (and each of their attorneys) on a confidential basis.

13

The Commitment Parties and their affiliates will use all non-public information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services that are the subject of this Commitment Letter or other services to you and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Parties and their affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case the Commitment Parties agree, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority)), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their affiliates (in which case the Commitment Parties agree, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority)), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Parties or any of their affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Company or any of your or their respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by the Commitment Parties from a third party that is not, to the Commitment Parties’ knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Company or any of your or their respective affiliates or related parties, (e) to the extent that such information is independently developed by the Commitment Parties, (f) to the Commitment Parties’ affiliates and to their respective employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (g) to potential or prospective Lenders, participants or assignees and, with the prior consent of the Borrower, to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries, subject to the proviso below, (h) for purposes of establishing a “due diligence” defense, (i) to ratings agencies, in connection with obtaining the ratings described in Section 3 hereof, in consultation and coordination with you or (j) to the extent you shall have consented to such disclosure in writing; provided that (x) the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants or direct or indirect contractual counterparty to any swap or derivative transaction referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant or direct or indirect contractual counterparty to any swap or derivative transaction that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Parties, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of the Commitment Parties or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of the recipient to access such information and (y) no such disclosure shall be made by the Commitment Parties to any Disqualified Lender. The Commitment Parties’ and their affiliates’, if any, obligations under this

14

paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Facilities Documentation upon the initial funding thereunder. Notwithstanding anything to the contrary, this paragraph shall automatically terminate on the second anniversary of the date of this Commitment Letter.

10.	Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than in connection with the syndication of the Facilities as contemplated hereunder (but subject to the limitations set forth in this Commitment Letter)), in each case, without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void); provided that the Commitment Parties may assign their commitments and agreements hereunder, in whole or in part, to any of their affiliates (it being understood that the Commitment Parties will not be relieved of their commitments to fund the applicable Facilities on the Closing Date in accordance with the terms hereof). This Commitment Letter and the commitments hereunder are, and are intended to be, solely for the benefit of the parties hereto (and Indemnified Persons) and do not, and are not intended to, confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 3 above, the Commitment Parties reserve the right to employ the services of their affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of the Commitment Parties hereunder. Any agreement, consent or waiver specified in this Commitment Letter to be given by the Joint Bookrunners shall be given by the Joint Bookrunners holding, or affiliated with the Initial Lenders representing, at least a majority of the commitments in respect of the Facilities as of the date hereof. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the annexes and exhibits hereto), together with the Fee Letter, (i) are the only agreements that have been entered into among the parties hereto with respect to the Proposed Amendments or the Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Proposed Amendments or the Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in Exhibit F) (and whether or not a Company Material Adverse Effect has occurred), (b) the accuracy of any Specified Merger Agreement Representations and whether as a result of any

15

inaccuracy thereof you or your affiliates have the right (without regard to any notice requirement) to terminate your obligations (or to refuse to consummate the Acquisition) under the Merger Agreement and (c) whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitment provided hereunder is subject to conditions precedent as provided herein, subject to the Conditionality Provision.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

16

The indemnification, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, syndication (if applicable), absence of fiduciary relationships and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether the Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the Syndication Date and (b) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the applicable provisions of the Facilities Documentation to the extent covered thereby upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter at any time subject to the provisions of the preceding sentence.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us, executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on January 3, 2014. The Initial Lenders’ commitment and the obligations of the Joint Bookrunners hereunder will expire at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter, we agree to hold our commitment available for you until the earliest of (i) the consummation of the Acquisition with or without the funding of the Facilities, (ii) three Business Days after June 16, 2014 and (iii) the termination of the Merger Agreement in accordance with its terms (such earliest time, the “Expiration Date”). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitment of the Commitment Parties hereunder and the agreement of the Joint Bookrunners to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing. Upon the effectiveness (and initial funding thereunder) of (x) the Proposed ABL Amendment, the commitments in respect of the Backstop Revolving Facility shall thereupon automatically terminate without any further action and (y) the Proposed Term Amendment, the commitments in respect of the Backstop Term Facility shall thereupon automatically terminate without any further action. Upon the occurrence of the Amendment Effective Date (as defined in the Proposed ABL Amendment), the commitments in respect of the Base Case Revolving Facility shall thereupon automatically terminate without any further action.

[Remainder of this page intentionally left blank]

17

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC,

By:	/s/ Adam Forchheimer
Name:	Adam Forchheimer
Title:	Authorized Signatory

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Robert Hetu
Name:	Robert Hetu
Title:	Authorized Signatory

By:	/s/ Patrick L. Freytag
Name:	Patrick L. Freytag
Title:	Authorized Signatory

[Signature Page to Commitment Letter]

BANK OF AMERICA, N.A.

By:	/s/ Matthew Curtin
Name:	Matthew Curtin
Title:	Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Matthew Curtin
Name:	Matthew Curtin
Title:	Managing Director

[Signature Page to Commitment Letter]

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Caesar W. Wyszomirski
Name:	Caesar W. Wyszomirski
Title:	Director

[Signature Page to Commitment Letter]

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Scottye Lindsey
Name:	Scottye Lindsey
Title:	Director

By:	/s/ Courtney E. Meehan
Name:	Courtney E. Meehan
Title:	Vice President

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:	/s/ Scottye Lindsey
Name:	Scottye Lindsey
Title:	Director

By:	/s/ Courtney E. Meehan
Name:	Courtney E. Meehan
Title:	Vice President

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Manfred Affenzeller
Name:	Manfred Affenzeller
Title:	Director

By:	/s/ William Wiltshire
Name:	William Wiltshire
Title:	Managing Director

[Project Tiger - Signature Page to Commiment Letter]

JEFFERIES FINANCE LLC

By:	/s/ Brian J. Buoye
Name:	Brian J. Buoye
Title:	Managing Director

[Signature Page to Commitment Letter]

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Jeb Barth
Name:	Jeb Barth
Title:	Senior Vice President

PNC CAPITAL MARKETS LLC

By:	/s/ Brian Prettyman
Name:	Brian Prettyman
Title:	Managing Director

[Signature Page to Commitment Letter]

UNION BANK, N.A.

By:	/s/ Frank Brown
Name:	Frank Brown
Title:	SVP

[Signature Page to Commitment Letter]

Accepted and agreed to as of the date first above written:

HARLAND CLARKE HOLDINGS CORP.

By:	/s/ Peter A. Fera, Jr.
Name:	Peter A. Fera, Jr.
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Commitment Letter]

Annex I

Commitments1

Initial Lender	Base Case Financing Commitments		Backstop Financing Commitments
	Base Case Revolving Facility Commitment	Base Case Term Facility Commitment	Backstop Revolving Facility Commitment	Backstop Term Facility Commitment
CS	$23,100,000.00	$165,000,000.00	$49,500,000.00	$82,500,000.00
Bank of America	$21,000,000.00	$150,000,000.00	$45,000,000.00	$75,000,000.00
Citi	$11,900,000.00	$85,000,000.00	$25,500,000.00	$42,500,000.00
DBNY	$7,000,000.00	$50,000,000.00	$15,000,000.00	$25,000,000.00
Jefferies	$3,500,000.00	$25,000,000.00	$7,500,000.00	$12,500,000.00
PNC Bank	$1,750,000.00	$12,500,000.00	$3,750,000.00	$6,250,000.00
Union	$1,750,000.00	$12,500,000.00	$3,750,000.00	$6,250,000.00
Total	$70,000,000.00	$500,000,000.00	$150,000,000.00	$250,000,000.00

[1]	For the avoidance of doubt, in no event will both the Base Case Term Facility and the Backstop Term Facility be provided and in no event will both the Base Case Revolving Facility and the Backstop Revolving Facility be provided.

Annex I

EXHIBIT A

Project Tiger

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter.

The Borrower intends to consummate the Acquisition pursuant to the Merger Agreement (as defined below).

In connection with the foregoing, it is intended that:

(a) pursuant to the agreement and plan of merger (together with all exhibits, annexes and schedules thereto, collectively, the “Merger Agreement”) entered into among the Borrower, Merger Sub and the Company on December 17, 2013, Merger Sub will commence a cash tender offer (the “Equity Tender Offer”) to acquire all of the outstanding common stock (the “Common Stock”) of the Company, at a price per share of Common Stock of $34.04 and whereby, following the consummation of the Equity Tender Offer, on the terms and subject to the conditions set forth in the Merger Agreement, the Borrower will consummate the Acquisition and, if applicable, the other transactions described therein or related thereto;

(b) (i) the Borrower will seek an amendment in the form of Annex I to this Exhibit A and as executed by the Lead Arrangers as of December 17, 2013 (as amended from time to time in accordance with the terms thereof, the “Proposed ABL Amendment”) to the Credit Agreement dated as of February 20, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing ABL Credit Agreement”) among the Borrower, CA Acquisition Holdings, Inc. (“Holdings”), each subsidiary of the Borrower from time to time party thereto, Citibank, N.A., as administrative agent and collateral agent, and the other agents and lenders party thereto to, among other things, evidence the Initial Lenders’ commitments under the Base Case Revolving Facility, increase the amount of the revolving commitments thereunder to at least $150 million, permit Holdings to form and hold Merger Sub and permit the Acquisition and the related Transactions, including the incurrence of the Facilities, the Senior Secured Notes and the Senior Unsecured Notes, and which shall be in form and substance reasonably acceptable to the Joint Bookrunners and the Borrower (provided that the conditions to the effectiveness of the Proposed ABL Amendment and the initial funding of the Incremental Revolving Commitments described in clause (ii) below shall be no broader than the conditions in Section 6 of the Commitment Letter, the applicable conditions set forth in the “Conditions to All Borrowings” section below and in Exhibit F to the Commitment Letter);

(ii) if the Amendment Effective Date (as defined in the Proposed ABL Amendment) has occurred on the Closing Date, the Borrower will obtain $70 million in aggregate principal amount of additional revolving commitments described in Exhibit B hereto (the “Base Case Revolving Facility”), which will be provided pursuant to the

Proposed ABL Amendment to the extent the Amendment Effective Date (as defined in the Proposed ABL Amendment) occurs and which will be documented as Incremental Revolving Commitments under and as defined in the Existing ABL Credit Agreement, as amended by the Proposed ABL Amendment;

(iii) if the Amendment Effective Date (as defined in the Proposed ABL Amendment) has not occurred on the Closing Date, the Borrower will obtain $150 million in aggregate principal amount of revolving commitments under a new senior secured asset based revolving credit facility described in Exhibit B (the “Backstop Revolving Facility”, and together with the Base Case Revolving Facility, the “Revolving Facility”);

(c) (i) the Borrower will seek an amendment (the “Proposed Term Amendment” and together with the Proposed ABL Amendment, the “Proposed Amendments”) to the Credit Agreement dated as of April 4, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Term Credit Agreement”) among the Borrower, Holdings, each subsidiary of the Borrower from time to time party thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, and the other agents and lenders party thereto, to, among other things, provide a tranche of incremental term loans of $500.0 million, permit Holdings to form and hold Merger Sub and permit the Acquisition and the related Transactions, including the incurrence of the Facilities, the Senior Secured Notes and the Senior Unsecured Notes and which shall be in form and substance reasonably acceptable to the Joint Bookrunners and the Borrower (provided that the conditions to the effectiveness of the Proposed Term Amendment and the initial funding of the Incremental Term Loan Commitments described in clause (ii) below shall be no broader than the conditions in Section 6 of the Commitment Letter, the applicable conditions set forth in the “Conditions to All Borrowings” section below and in Exhibit F to the Commitment Letter);

(ii) if the Proposed Term Amendment has become effective on or prior to the Closing Date, the Borrower will obtain $500 million in aggregate principal amount of senior secured term loans (the “Base Case Term Facility”, and together with the Base Case Revolving Facility, the “Base Case Financings”), which will be documented as Incremental Term Loan Commitments under and as defined in the Existing Term Credit Agreement, as amended by the Proposed Term Amendment;

(iii) if the Proposed Term Amendment has not become effective on or prior to the Closing Date, the Borrower will obtain $250 million in aggregate principal amount of senior secured term loans described in Exhibit C (the “Backstop Term Facility”; together with the Backstop Revolving Facility, the “Backstop Financings”; the Backstop Term Facility together with the Base Case Term Facility, the “Term Facility”; the Term Facility, together with the Revolving Facility, the “Bank Facilities”), which will be documented as Incremental Term Loan Commitments under and as defined in the Existing Term Credit Agreement;

(d) (i) if the Proposed Term Amendment has become effective on or prior to the Closing Date, the Borrower will, at its option, (A) issue and sell senior secured notes (the “Base Case Senior Secured Notes”) in a Rule 144A or other private placement, on or prior to the Closing Date, yielding up to either $275.0 million in gross cash proceeds (i.e., net of any original issue discount, but prior to any underwriting or initial purchase discounts or fees) and (B) if and to the extent that less than $275.0 million in gross cash proceeds are received from the Senior Secured Notes, obtain up to $275.0 million less the gross cash proceeds received from the Senior Secured Notes issued on or prior to the Closing Date, of senior secured increasing rate loans (the “Base Case Senior Secured Bridge Loans”) under a senior secured credit facility described in Exhibit D hereto (the “Base Case Senior Secured Bridge Facility”);

(ii) if the Proposed Term Amendment has not become effective on or prior to the Closing Date, the Borrower will, at its option, (A) issue and sell senior secured notes (the “Backstop Senior Secured Notes” and together with the Base Case Senior Secured Notes, the “Senior Secured Notes”) in a Rule 144A or other private placement, on or prior to the Closing Date, yielding up to either $525.0 million in gross cash proceeds (i.e., net of any original issue discount, but prior to any underwriting or initial purchase discounts or fees) and (B) if and to the extent that less than $525.0 million in gross cash proceeds are received from the Senior Secured Notes, obtain up to $525.0 million (subject to decrease as set forth in Exhibit D hereto) less the gross cash proceeds received from the Senior Secured Notes issued on or prior to the Closing Date, of senior secured increasing rate loans (the “Backstop Senior Secured Bridge Loans” and together with the Base Case Senior Secured Bridge Loans, the “Senior Secured Bridge Loans”) under a senior secured credit facility described in Exhibit D hereto (the “Backstop Senior Secured Bridge Facility” and together with the Base Case Senior Secured Bridge Facility, the “Senior Secured Bridge Facility”), it being understood and agreed that in any event, the gross cash proceeds received on or prior to the Closing Date under the Term Facility, the Senior Secured Bridge Facility and the Senior Secured Notes shall not exceed $775 million;

(e) The Borrower will, at its option, (i) issue and sell senior unsecured notes (the “Senior Unsecured Notes” and together with the Senior Secured Notes, the “Senior Notes”) in a Rule 144A or other private placement on or prior to the Closing Date yielding up to $590.0 million in gross cash proceeds and (ii) if and to the extent that less than $590.0 million in gross cash proceeds are received from the Senior Unsecured Notes, obtain up to $590.0 million (subject to increase as set forth in Exhibit E hereto), less the gross cash proceeds received from the Senior Unsecured Notes, of senior unsecured increasing rate loans (the “Senior Unsecured Bridge Loans” and together with the Senior Secured Bridge Loans, the “Bridge Loans” and each a “Bridge Loan”) under a unsecured bridge facility described in Exhibit E hereto (the “Senior Unsecured Bridge Facility” and together with the Senior Secured Bridge Facility, the “Bridge Facilities” and the Bridge Facilities, together with the Bank Facilities, the “Facilities”).

(f) (i) all existing third party indebtedness for borrowed money under (A) the Existing ABL Credit Agreement, if the Proposed ABL Amendment has not become effective on or prior to the Closing Date and (B) the Credit Agreement dated as of June 27, 2011 among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto, will be refinanced or repaid in full and arrangements for the concurrent release of all related liens shall be made; and

(ii) the Borrower shall promptly commence after the date hereof a cash tender offer for any and all of the Company’s 6.625% senior unsecured notes due 2021 (the “2021 Notes”) and a waiver to the change of control covenant under the indenture governing the 2021 Notes (such cash tender offer and waiver, the “Debt Tender Offer”);

(iii) either (A) all of the Borrower’s 9.50% Senior Fixed Rate Notes due 2015 (the “2015 Fixed Rate Notes”) will be redeemed in full or (B) irrevocable notice for the redemption or repayment of all of the 2015 Fixed Rate Notes shall have been given and proceeds sufficient to redeem or repay in full the 2015 Fixed Rate Notes shall have been deposited into an escrow arrangement reasonably satisfactory to the Joint Bookrunners (the transactions contemplated by clauses (A) and (B) above, the “Refinancing”);

(iv) after giving effect to the Debt Tender Offer, the Refinancing and the other Transactions, the Borrower and its subsidiaries shall have no material outstanding third party indebtedness for borrowed money, other than (A) any indebtedness under the Existing ABL Credit Agreement if the Amendment Effective Date (as defined in the Proposed ABL Amendment) has occurred, (B) any Term Loans (as defined therein) outstanding under the Existing Term Credit Agreement as of the date of the Original Commitment Letter, (C) ordinary course capital leases, purchase money indebtedness, equipment financings and other ordinary short term working capital facilities, (D) indebtedness permitted to be incurred prior to the Closing Date under the Merger Agreement, (E) replacements, extensions and renewals of existing indebtedness that matures prior to the Syndication Date, (F) the Borrower’s 9.75% senior secured notes due 2018 (the “2018 Notes”), (G) the Borrower’s LIBOR plus 4.75% Floating Rate Notes due 2015 (the “2015 Floating Rate Notes”), provided that the Senior Unsecured Bridge Facility shall be reduced on a dollar for dollar basis by the principal amount of 2015 Floating Rate Notes that remain outstanding after the Closing Date in excess of $50.0 million, (H) the 2021 Notes, provided that the Senior Unsecured Bridge Facility shall be reduced on a dollar for dollar basis by the principal amount of any 2021 Notes that will remain outstanding after the Closing Date, (I) indebtedness under the Facilities, the Senior Secured Notes and the Senior Unsecured Notes and (J) certain other indebtedness that the Joint Bookrunners and the Borrower reasonably agree may remain outstanding after the Closing Date; and

(g) the proceeds of the Senior Secured Notes, the Senior Unsecured Notes and the Facilities (in each case to the extent borrowed on the Closing Date) will be applied (i) to pay the purchase price in connection with the Acquisition, (ii) to purchase the 2021 Notes, to consummate the Refinancing and at the Borrower’s option, to redeem the 2015 Floating Rate Notes and the 2021 Notes and (iii) to pay any fees, costs and expenses incurred in connection with the Transactions (the amounts described in clauses (i) through (iii) above, collectively, the “Transaction Costs”). Any excess proceeds from the Facilities borrowed on the Closing Date shall be available to the Borrower and its subsidiaries for general corporate purposes.

The transactions described above (including the payment of any fees and expenses incurred in connection therewith) are collectively referred to herein as the “Transactions”.

ANNEX I to

EXHIBIT A

Form of Proposed ABL Amendment

[See attached]

A-I-1

EXHIBIT B

Project Tiger

Revolving Facility

Summary of Principal Terms and Conditions2

Borrowers:	Harland Clarke Holdings Corp. (the “Borrower”) and any wholly owned U.S. restricted subsidiaries of the Borrower subsequently identified to the Joint Bookrunners (collectively, the “Co-Borrowers”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and Collateral Agent:	With respect to the Base Case Revolving Facility, Citibank, N.A. will act as sole administrative agent and sole collateral agent and with respect to the Backstop Revolving Facility, Citi will act as sole administrative agent and sole collateral agent, in each case for a syndicate of banks, financial institutions and other institutional lenders and investors reasonably acceptable to the Borrower (excluding any Disqualified Lender and subject to the reasonable approval of the Borrower) (together with the Initial Lenders, the “Revolving Lenders”), and will perform the duties customarily associated with such roles (the “Revolving Administrative Agent”).

Lead Arrangers and Joint Bookrunners:	CS Securities, MLPFS and Citi will act as lead arrangers and CS Securities, MLPFS, Citi, DBSI and Jefferies will act as joint bookrunners, in each case, for the Revolving Facility.

Co-Managers:	PNCCM and Union will act as co-managers for the Revolving Facility.

Syndication Agent:	A Revolving Lender reasonably acceptable to the Borrower and the Joint Bookrunners will act as Syndication Agent for the Revolving Facility.

[2]	All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the exhibits thereto.

Documentation Agent:	A Lender reasonably acceptable to the Borrower and the Joint Bookrunners will act as Documentation Agent for the Revolving Facility.

Revolving Facilities:	The revolving facility (the “Revolving Facility”) shall be comprised of either:

(a) if the Amendment Effective Date (as defined in the Proposed ABL Amendment) has occurred on the Closing Date, a senior secured asset based incremental revolving facility in an aggregate principal amount of $70 million (the “Base Case Revolving Facility”) incurred pursuant to the Proposed ABL Amendment and as Incremental Revolving Commitments under and as defined in Section 2.24(a) of the Existing ABL Credit Agreement, as amended by the Proposed ABL Amendment; or

(b) if the Amendment Effective Date (as defined in the Proposed ABL Amendment) has not occurred on the Closing Date, a new senior secured asset based revolving credit facility in an aggregate principal amount of $150 million (the “Backstop Revolving Facility” and together with the Base Case Revolving Facility, the “Revolving Facility”).

The loans under the Revolving Facility are collectively referred to as “Revolving Loans”.

Incremental Facilities:	In the case of the Backstop Revolving Facility, substantially consistent with the Existing ABL Credit Agreement with changes to be mutually agreed to by the Joint Bookrunners; provided, however, that notwithstanding the terms of the Existing ABL Credit Agreement, the provisions relating to incremental commitments under the Backstop Revolving Facility (an “Incremental Revolving Commitment”) shall be subject to a maximum amount not to exceed $100,000,000. The terms of each Incremental Revolving Commitment shall be identical to any existing commitments under the Backstop Revolving Facility and each Incremental Revolving Commitment shall upon its effectiveness be added to (and be made a part of) the Backstop Revolving Facility.

Purpose:	(A) The proceeds of the Revolving Loans, subject to a cap as set forth below under the heading “Availability on the Closing Date,” shall be used to pay the Transaction Costs.

(B)   The proceeds of Revolving Loans after the Closing Date and any letters of credit will be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of permitted acquisitions and other permitted investments.

Availability:	The Revolving Facility (exclusive of letter of credit usage) will be made available on and after the Closing Date, including to finance Transaction Costs and thereafter for general corporate purposes of the Borrower; provided that the aggregate amount of Revolving Loans that may be drawn on the Closing Date for any purpose shall not exceed $100 million. Additionally, letters of credit may be issued on the Closing Date in an amount not to exceed $25 million in order to, among other things, backstop or replace letters of credit outstanding on the Closing Date (including by “grandfathering” such existing letters of credit in the Backstop Revolving Facility) under facilities no longer available to the Borrower, the Company or their respective subsidiaries as of the Closing Date. Otherwise, Revolving Loans will be available at any time prior to the final maturity of the Backstop Revolving Facility, in minimum principal amounts to be agreed upon, and letters of credit will be available on terms set forth under “Letters of Credit” below. Amounts repaid under the Backstop Revolving Facility may be reborrowed.

Availability under the Backstop Revolving Facility (the “Availability”) will be equal to the lesser of (a) the then available unutilized commitments under the Backstop Revolving Facility and (b) the then available unutilized Borrowing Base (as defined below).

Each of “Borrowing Base” and “Excess Availability” shall be defined and computed in a manner substantially consistent with same definition under the Existing ABL Credit Agreement, and borrowing base certificates shall be delivered on terms substantially consistent with those under the Existing ABL Credit Agreement.

Eligibility criteria and reserves (including hedging reserves, if applicable) under the Backstop Revolving Facility shall be consistent with the Existing ABL Credit Agreement and shall initially be based on field exams and appraisals (collectively, the “Initial Field Exams and Appraisals”) conducted by an entity to be mutually agreed by the Joint Bookrunners.

In the event the Revolving Administrative Agent has not received the Initial Field Exams and Appraisals 5 days prior to the Closing Date, the Borrower shall ensure that the Revolving Administrative Agent and its advisors and consultants shall have sufficient access and relevant information relating to the Borrower and Guarantors and their assets to complete the Initial Field Exams and Appraisals on or before the 60th day after the Closing Date and during the period from the Closing Date and until the Revolving Administrative Agent’s receipt and reasonable opportunity to review the Initial Field Exams and Appraisals, Availability shall be based on an alternative borrowing base (the “Alternative Borrowing Base”) equal to $125,000,000. On and after the Revolving Administrative Agent’s receipt and reasonable opportunity to review the Initial Field Exams and Appraisals, Availability shall no longer be based on the Alternative Borrowing Base but shall be based on the Borrowing Base provided in the immediately preceding paragraph. For the avoidance of doubt, if the Revolving Administrative Agent does not receive the Initial Field Exams and Appraisals on or prior to the 60th day after the Closing Date, Availability shall be zero after such 60th day until the Revolving Administrative Agent’s receipt and reasonable opportunity to review the Initial Field Exams and Appraisals.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	As set forth in the Existing ABL Credit Agreement with respect to the Base Case Revolving Facility and consistent with the Existing ABL Credit Agreement with respect to the Backstop Revolving Facility.

Letters of Credit:	Letters of credit will be available under the Revolving Facility in an aggregate amount up to $60.0 million, subject to terms and conditions substantially consistent with the Existing ABL Credit Agreement. Letters of credit under the Backstop Revolving Facility will be issued by a Lender reasonably acceptable to the Borrower and the Administrative Agent (such consent not to be unreasonably withheld) who agree to issue letters of credit (each an “Issuing Bank”).

Final Maturity and Amortization:	The Base Case Revolving Facility will mature, and lending commitments thereunder will terminate, on February 20, 2018.

The Backstop Revolving Facility will mature, and lending commitments thereunder will terminate, on the date that is 5 years after the Closing Date; provided that the Revolving Facilities Documentation shall provide the right of individual Revolving Lenders to agree to extend the maturity of all or a portion of their Backstop Revolving Facility commitments (which may include, among other things, an increase in the interest rate payable with respect to such extended Backstop Revolving Facility commitments) upon the request of the Borrower and without the consent of any other Revolving Lender; it being understood that each Revolving Lender under the applicable tranche or tranches that are being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender in such tranche or tranches; provided, further that it is understood that no existing Lender will have any obligation to commit to any such extension.

Guarantees:	Substantially consistent with the Existing ABL Credit Agreement, with changes mutually agreed to by the Joint Bookrunners and the Borrower; provided that subject to the Conditionality Provision in all respects, each of the Company and its subsidiaries will provide guarantees on the Closing Date in the manner and to the extent that such entity would have been required to do so if it had been a subsidiary of the Borrower as of Closing Date (as defined in the Existing ABL Credit Agreement) (the “Guarantors”).

Security:	Substantially consistent with the Existing ABL Credit Agreement, with changes mutually agreed to by the Joint Bookrunners and the Borrower; provided that subject to the Conditionality Provision in all respects, each of the Company and its subsidiaries will grant liens on its assets on the Closing Date in the manner and to the extent that such entity would have been required to do so if it had been a subsidiary of the Borrower as of Closing Date (as defined in the Existing ABL Credit Agreement) (the “Collateral”).

Intercreditor Matters:	The relative rights and priorities in the Current Asset Collateral (as such term is defined in the Existing ABL Credit Agreement) and in the Fixed Asset Collateral (as such term is defined in the Existing ABL Credit Agreement) and among the Revolving Lenders and the Lenders under the other Facilities will be set forth in the intercreditor agreement entered into in connection with the Existing ABL Credit Agreement (as such Intercreditor Agreement is defined in the Existing ABL Credit Agreement, the “Intercreditor Agreement”).

Cash Management/Cash Dominion:	Substantially consistent with the Existing ABL Credit Agreement, with changes mutually agreed to by the Joint Bookrunners and the Borrower.

Mandatory Prepayments:	Substantially consistent with the Existing ABL Credit Agreement, with changes mutually agreed to by the Joint Bookrunners and the Borrower.

Voluntary Prepayments and
Reductions in Commitments:	Substantially consistent with the Existing ABL Credit Agreement, with changes mutually agreed to by the Joint Bookrunners and the Borrower.

Documentation:	The definitive documentation for the Base Case Revolving Facility will be in the form of the Proposed ABL Amendment and the definitive documentation for the Backstop Revolving Facility (the “Backstop Revolving Facility Documentation” and together with the Proposed ABL Amendment, the “Revolving Facility Documentation”) will be substantially consistent with the Existing ABL Credit Agreement, with changes mutually agreed to by the Joint Bookrunners and the Borrower, it being understood and agreed that the Backstop Revolving Facility Documentation shall include changes and modifications (w) that reflect the terms of this Term Sheet (including eligibility criteria initially based on Initial Field Exams and Appraisals) and, if applicable, the flex provisions of the Fee Letter, (x) as are reasonably necessary to take into account the operational requirements, leverage profile and the specific nature of the business of the Borrower and its subsidiaries, (y) to reflect administrative and operational requirements reasonably requested by the Revolving Administrative Agent and (z) that cure mistakes or defects; provided that the Backstop Revolving Facility Documentation shall be in a form no more restrictive to the Borrower than the terms of the Existing ABL Credit Agreement.

Conditions to Initial Borrowing:	The availability of the initial borrowing and other extensions of credit under the Revolving Facility on the Closing Date will be subject solely to the conditions in Section 6 of the Commitment Letter, the applicable conditions set forth in the “Conditions to All Borrowings” section below and in Exhibit F to the Commitment Letter.

Conditions to All Borrowings:	The making of each extension of credit under the Revolving Facility shall be conditioned upon (a) delivery of a customary borrowing notice, (b) after the Closing Date, the accuracy of representations and warranties in all material respects and (c) after the Closing Date, the absence of defaults or events of default at the time of, or after giving effect to the making of, such extension of credit.

Negative Covenants:	Baskets and exceptions to the negative covenants will include, among others, (i) Liens securing indebtedness that is intended to be secured, in whole or in part, by a lien subject to a maximum pro forma Consolidated Secured Debt Ratio (as defined below) of 3.30:1.00 (excluding the proceeds of the debt being incurred for purposes of cash netting), (ii) the ability of Holdings to form and hold Merger Sub and consummate the Transactions and (iii) other baskets and exceptions substantially consistent with the Existing ABL Credit Agreement, with changes mutually agreed to by the Joint Bookrunners and the Borrower.

The terms “Consolidated First Lien Debt Ratio”, “Consolidated Secured Debt Ratio” and “Consolidated Leverage Ratio” will be defined in a manner substantially consistent with the Existing ABL Credit Agreement.

The term “EBITDA” will include add-backs for pro forma “run rate” cost savings, operating expense reductions and synergies, subject to limitations substantially consistent with such add-backs in the existing indenture for the 2018 Notes.

Governing Law and Forum:	New York.

Counsel to the Revolving Administrative Agent, Lead Arrangers and Joint Bookrunners:	With respect to the Lead Arrangers and Joint Bookrunners, Latham & Watkins LLP. With respect to the Revolving Administrative Agent, Skadden, Arps, Slate, Meagher & Flom LLP.

ANNEX I to

EXHIBIT B

Interest Rates:	Interest rate margins under the Backstop Revolving Facility shall be consistent with the Existing ABL Credit Agreement.

Interest rate margins under the Backstop Revolving Facility shall be subject to step-downs based on Excess Availability substantially the same as those under the Existing ABL Credit Agreement.

The provisions relating to the election of interest periods, the calculation of interest, interest payment dates and the determination of ABR and LIBOR (each as defined in the Existing ABL Credit Agreement) under the Backstop Revolving Facility shall be substantially the same as under the Existing ABL Credit Agreement.

Letter of Credit Fee:	Substantially consistent with the Existing ABL Credit Agreement, with changes mutually agreed to by the Joint Bookrunners and the Borrower.

Commitment Fees:	Substantially consistent with the Existing ABL Credit Agreement, with changes mutually agreed to by the Joint Bookrunners and the Borrower.

B-I-1

EXHIBIT C

Project Tiger

Term Facility

Summary of Principal Terms and Conditions3

Borrower:	Harland Clarke Holdings Corp. (the “Borrower”) and any wholly owned U.S. restricted subsidiaries of the Borrower subsequently identified to the Joint Bookrunners (collectively, the “Co-Borrowers”).

Transaction:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and Collateral Agent:	CS will act as sole administrative agent and sole collateral agent for a syndicate of banks, financial institutions and other institutional lenders and investors (excluding any Disqualified Lender) (together with the Initial Lenders, the “Term Lenders”), and will perform the duties customarily associated with such roles (the “Term Administrative Agent”).

Lead Arrangers and Joint Bookrunners:	CS Securities, MLPFS and Citi will act as lead arrangers and CS Securities, MLPFS, Citi, DBSI and Jefferies will act as joint bookrunners, in each case, for the Term Facility and each will perform the duties customarily associated with such roles.

Co-Managers:	PNCCM and Union will act as co-managers for the Term Facility.

Syndication Agent:	A Term Lender reasonably acceptable to the Borrower and the Joint Bookrunners will act as Syndication Agent for the Term Facility.

Documentation Agent:	A Term Lender reasonably acceptable to the Borrower and the Joint Bookrunners will act as Documentation Agent for the Term Facility.

[3]	All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the exhibits thereto.

Term Loan Facilities:	The term loan facilities (the “Term Facility”) shall be comprised of either:

(a) if the Proposed Term Amendment has become effective on or prior to the Closing Date, a senior secured first-lien term loan facility in an aggregate principal amount of $500.0 million (the “Base Case Term Facility”) incurred as Incremental Term Loan Commitments pursuant to Section 2.24(a) of the Existing Term Credit Agreement, as amended by the Proposed Term Amendment; or

(b) if the Proposed Term Amendment has not become effective on or prior to the Closing Date, a senior secured term facility in an aggregate principal amount of $250 million (the “Backstop Term Facility”) incurred as Incremental Term Loan Commitments pursuant to Section 2.24(a) of the Existing Term Credit Agreement.

The loans under the Term Facility are collectively referred to as “Term Loans”.

Incremental Term Facilities:	With respect to the Base Case Term Facility, substantially consistent with the Existing Term Credit Agreement with changes mutually agreed to by the Joint Bookrunners and the Borrower, provided that, the Term Facilities Documentation (as defined below) for the Base Case Term Facility will permit the Borrower to add one or more incremental term loan facilities to the Bank Facilities after the Closing Date (each, an “Incremental Term Facility”) in an aggregate principal amount for all such increases and incremental facilities not to exceed the sum of (x) $250 million and (y) an unlimited amount, so long as on a pro forma basis after giving effect to the incurrence of any such Incremental Term Facility (and after giving effect to any acquisition consummated concurrently therewith and all other appropriate pro forma adjustment events and calculated as if any commitments in respect of an Incremental Term Facility were fully funded on the effective date thereof), the Consolidated Senior Secured Leverage Ratio (to be defined in a manner to be agreed) is equal to or less than 3.30:1.00 (it being understood that the Term Facilities Documentation shall provide that any use of Incremental Term Facilities shall be deemed to use the ratio-based basket in clause (y) above to the extent complied with prior to any use of the basket in clause (x) above); provided that solely for the purpose of calculating the Consolidated Senior Secured Leverage Ratio to determine the availability under the Incremental Term Facilities, any cash proceeds from an Incremental Term Facility being incurred at such test date in calculating such Consolidated Senior Secured Leverage Ratio shall be excluded; provided further that (i) no existing Lender will be required to participate in any such Incremental Term Facility without its consent, (ii) no event of default under the Bank Facilities would exist after giving effect thereto (provided, that with respect to any Incremental Term Facilities requested with respect to any acquisition or other investment permitted under the Term Facilities Documentation, the inaccuracy of representations and warranties shall not constitute an event of default (other than with respect to Specified Representations (conformed as necessary for such acquisition or investment)), if the inaccuracy of such representations and warranties is waived by the majority of the Lenders under such Incremental Term Facility), (iii) the maturity date of any such Incremental Term Facility shall be no earlier than that of the Base Case Term Facility and the weighted average life of such Incremental Term Facility shall be not shorter than the then longest remaining weighted average life of the Base Case Term Facility, (v) the Incremental Term Facilities will have the same guarantees as, and be secured on a pari passu basis by the same collateral securing, the term loans under the Existing Term Credit Agreement, (vi) the interest rate margins and original issue discount or upfront fees (if any), interest rate floors (if any) and (subject to clause (iii)) amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder; provided that if the “yield” (to be defined to include upfront fees and original issue discount on customary terms and any interest rate floor but excluding customary arrangement fees and commitment fees paid to the arrangers) of any Incremental Term Facility exceeds the yield on the Base Case Term Facility by more than 50 basis points, the applicable margins for the Base Case Term Facility shall be increased to the extent necessary so that the yield on the Base Case Term Facility is 50 basis points less than the yield on the Incremental Term Facility; provided that, if Adjusted LIBOR (as defined in Annex I hereto) in respect of such Incremental Term Facility includes a floor greater than the floor applicable to the Base Case Term Facility, such increased amount shall be equated to interest rate for purposes of determining the applicable interest rate under such Incremental Term Facility; and (vii) any Incremental Term Facility shall be on terms and pursuant to documentation to be determined; provided further that to the extent such terms and documentation are not consistent with the Base Case Term Facility (except to the extent permitted above), they shall be reasonably satisfactory to the Term Administrative Agent. The Term Facilities Documentation will not include any financial test with respect to the Incremental Term Facilities (other than as expressly set forth above).

With respect to the Backstop Term Facility, consistent with the Existing Term Credit Agreement.

Refinancing Facilities:	Substantially consistent with the Existing Term Credit Agreement, with changes mutually agreed to by the Joint Bookrunners and the Borrower.

Purpose:	The proceeds of the Term Facility shall be used to pay the Transaction Costs.

Availability:	The Term Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be re-borrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	Substantially consistent with the Existing Term Credit Agreement.

Final Maturity and Amortization:	Base Case Term Facility

The Base Case Term Facility will mature on the Tranche B-3 Maturity Date (as defined in the Existing Term Credit Agreement) and will amortize in equal quarterly installments consistent with the amortization for the Tranche B-3 Term Loans (as defined in the Existing Term Credit Agreement), with the balance payable on the Tranche B-3 Maturity Date (as defined in the Existing Term Credit Agreement).

Backstop Incremental Term Facility

The Backstop Term Facility will mature on the Tranche B-3 Maturity Date (as defined in the Existing Term Credit Agreement) and will amortize in equal quarterly installments consistent with the amortization for the Tranche B-3 Term Loans (as defined in the Existing Term Credit Agreement), with the balance payable on the Tranche B-3 Maturity Date (as defined in the Existing Term Credit Agreement).

The Base Case Term Facility Documentation shall provide the right for individual Term Lenders under the Base Case Term Facility to agree to extend the maturity date of all or a portion of the outstanding Term Loans (which may include, among other things, an increase in the interest rate payable with respect to such extended Term Loans, with such extension not subject to any financial test or “most favored nation” pricing provision) upon the request of the Borrower and without the consent of any other Term Lender; it being understood that each Term Lender under the applicable tranche or tranches that are being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Term Lender in such tranche or tranches; provided, further that it is understood that no existing Lender will have any obligation to commit to any such extension.

Guarantees:	Substantially consistent with the Existing Term Credit Agreement; provided that, subject to the Conditionality Provision in all respects, each of the Company and its subsidiaries will provide guarantees on the Closing Date in the manner and to the extent that such entity would have been required to do so if it had been a subsidiary of the Borrower as of Original Closing Date (as defined in the Existing Term Credit Agreement).

Security:	Substantially consistent with the Existing Term Credit Agreement; provided that, subject to the Conditionality Provision in all respects, each of the Company and its subsidiaries will grant liens on its assets on the Closing Date in the manner and to the extent that such entity would have been required to do so if it had been a subsidiary of the Borrower as of Original Closing Date (as defined in the Existing Term Credit Agreement).

Mandatory Prepayments:	Substantially consistent with the Existing Term Credit Agreement.

Voluntary Prepayments and Reductions in Commitments:	Substantially consistent with the Existing Term Credit Agreement, including prepayment penalties substantially consistent with the Tranche B-3 Term Loans.

Documentation:	The definitive documentation for the Base Case Term Facility will be in the form of the Proposed Term Amendment and the definitive documentation for the Backstop Term Facility (the “Backstop Term Facility Documentation” and together with the Proposed Term Amendment, the “Term Facility Documentation” and together with the Revolving Facility Documentation, the “Bank Facilities Documentation”) will be in the form of a New Facility Joinder Agreement under and as defined in the Existing Term Credit Agreement and will be substantially consistent with the terms applicable to the Tranche B-3 Term Loans under and as defined in the Existing Term Credit Agreement, it being understood that the Term Facility Documentation shall include changes and modifications that reflect the terms of this Term Sheet and the flex provisions, if applicable, of the Fee Letter.

Conditions to Initial Borrowing:	The availability of the initial borrowing and other extensions of credit under the Term Facility on the Closing Date will be subject solely to the conditions in Section 6 of the Commitment Letter, the applicable conditions set forth in the “Conditions to All Borrowings” section below and in Exhibit F to the Commitment Letter.

Conditions to All Borrowings:	The making of each extension of credit under the Term Facility shall be conditioned upon (a) delivery of a customary borrowing notice, (b) after the Closing Date with respect to the Base Case Term Facility, the accuracy of representations and warranties in all material respects and (c) after the Closing Date with respect to the Base Case Term Facility, the absence of defaults or events of default at the time of, or after giving effect to the making of, such extension of credit.

Negative Covenants:	With respect to the Base Case Term Facility, baskets and exceptions to the negative covenants will include, among others, (i) Liens securing indebtedness that is intended to be secured, in whole or in part, by a lien subject to a maximum pro forma Consolidated Secured Debt Ratio (as defined below) of 3.30:1.00 (excluding the proceeds of the debt being incurred for purposes of cash netting), (ii) the ability of Holdings to form and hold Merger Sub and consummate the Transactions and (iii) other baskets and exceptions substantially consistent with the Existing Term Credit Agreement, with changes mutually agreed to by the Joint Bookrunners and the Borrower.

The terms “Consolidated First Lien Debt Ratio”, “Consolidated Secured Debt Ratio” and “Consolidated Leverage Ratio” will be defined in a manner substantially consistent with the Existing Term Credit Agreement.

The term “EBITDA” will include add-backs for pro forma “run rate” cost savings, operating expense reductions and synergies, subject to limitations substantially consistent with such add-backs in the existing indenture for the 2018 Notes.

With respect to the Backstop Term Facility, consistent with the terms applicable to the Tranche B-3 Term Loans under and as defined in the Existing Term Credit Agreement.

Financial Covenant:	None.

Governing Law and Forum:	New York.

Counsel to the Term Administrative Agent, Lead Arrangers and Joint Bookrunners:	Latham & Watkins LLP.

ANNEX I to

EXHIBIT C

Interest Rates:	At the option of the Borrower, initially, for each Term Facility, LIBOR Rate plus 5.50% or ABR plus 4.50%.

“ABR” means for any day, a rate per annum equal to the greater of (a) the rate of interest publicly announced by the Administrative Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (b) the federal funds effective rate in effect on such day plus 1⁄2 of 1% and (c) 2.50%.

“LIBOR Rate” means with respect to any Interest Period (as defined in the Existing Term Credit Agreement), the greater of (a) the rate per annum determined by the Term Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days (as defined in the Existing Term Credit Agreement) prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Term Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBOR Rate” shall be the interest rate per annum determined by the Term Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Term Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period and (b) 1.50%.

The provisions relating to the election of interest periods, the calculation of interest, and interest payment dates shall be substantially the same as under the Existing Term Credit Agreement.

C-I-1

EXHIBIT D

Project Tiger

Senior Secured Bridge Facility

Summary of Principal Terms and Conditions4

Borrowers:	Harland Clarke Holdings Corp. (the “Borrower”) and any wholly owned U.S. restricted subsidiaries of the Borrower subsequently identified to the Joint Bookrunners (collectively, the “Co-Borrowers”).

Administrative Agent	CS will act as sole administrative agent (in such capacity, the “Senior Secured Bridge Administrative Agent”) for a syndicate of banks, financial institutions and institutional lenders and investors, excluding any Disqualified Lender (together with the Initial Lenders, the “Senior Secured Bridge Lenders”) and will perform the duties customarily associated with such role.

Lead Arrangers and Joint Bookrunners	CS Securities, MLPFS and Citi will act as lead arrangers and CS Securities, MLPFS, Citi, DBSI and Jefferies will act as joint bookrunners for the Senior Secured Bridge Loans and will perform the duties customarily associated with such role.

Co-Managers	PNCCM and Union will act as co-managers for the Senior Secured Bridge Loans and will perform the duties customarily associated with such role.

Bridge Loans:	The Senior Secured Bridge Lenders will make increasing rate bridge loans to the Borrower on the Closing Date in an aggregate principal amount of (x) in the case of the Backstop Senior Secured Bridge Facility, $525.0 million and (y) in the case of the Base Case Senior Secured Bridge Facility, $275.0 million (the “Senior Secured Bridge Loans”) less, in either case, the amount of gross cash proceeds (i.e., net of any original issue discount, but prior to any underwriting or initial purchaser discounts or fees) from any Senior Secured Notes or Securities (as defined in the Fee Letter) issued on or prior to the Closing Date; provided that in the event the Senior Unsecured Bridge Loans are increased as provided in Exhibit E, the total amount of the Senior Secured Bridge Loans permitted to be made on the Closing Date shall be reduced on a dollar for dollar basis.

Purpose:	The proceeds of the Senior Secured Bridge Loans will be used on the Closing Date, together with any proceeds of borrowings under the Bank Facilities, any proceeds from the issuance of the Senior Secured Notes, any proceeds of borrowings under the Senior Unsecured Bridge Facility and any proceeds from the issuance of the Senior Unsecured Notes and certain cash available on the balance sheet of the Borrower and its subsidiaries, to pay the Transaction Costs.

[4]	All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the exhibits thereto.

Ranking:	The Senior Secured Bridge Loans will constitute senior secured indebtedness of the Borrower and will rank pari passu in right of payment with other senior indebtedness of the Borrower.

Security:	Subject to the limitations set forth below in this paragraph and the Additional Conditions in Exhibit F, the obligations of Borrower in respect of the Senior Secured Bridge Facility will constitute “Parity Lien Debt” under the indenture governing the 9.75% Senior Secured Notes due 2018 (the “2018 Notes”) and shall be secured on an equal and ratable basis with the collateral securing the 2018 Notes (including with respect to relative priorities as between the 2018 Notes, the Existing Term Credit Agreement and the Existing ABL Credit Agreement). On the Closing Date, the Senior Secured Bridge Administrative Agent shall be reasonably satisfied that all applicable documents required with respect to the joinder and designation of the obligations under the Senior Secured Bridge Facility as “Parity Lien Debt” (as such term is defined in that certain Collateral Trust Agreement dated July 24, 2012 (the “Collateral Trust Agreement”)) under the Collateral Trust Agreement shall have been executed and be in proper form.

Guarantees:	All obligations of the Borrower under the Senior Secured Bridge Facility (the “Senior Secured Bridge Obligations”) will be unconditionally guaranteed jointly and severally on a senior basis (the “Senior Secured Bridge Guarantees”) by each existing and subsequently acquired or organized direct or indirect restricted subsidiary of the Borrower that guarantees the 2018 Notes.

Interest Rates:

Interest for the first three-month period commencing on the Closing Date shall be payable in respect of Senior Secured Bridge Loans, at (a) Adjusted LIBOR (as defined below) plus (b) 675 basis points (the “Initial Margin”). Such spread over Adjusted LIBOR will increase by 50 basis points at the end of such three month period and each 90-day period thereafter until the Maturity Date subject to the Senior Secured Bridge Cap (as defined in the Fee Letter).

“Adjusted LIBOR” on any date, means the greater of (i) the London interbank offered rate for U.S. dollars, adjusted for customary Eurodollar reserve requirements if any, for a three-month period (as determined two business days prior to the start of the applicable interest period) and (ii) 1.00%.

Notwithstanding anything to the contrary set forth above, at no time shall the per annum yield on the Senior Secured Bridge Loans exceed the Senior Secured Bridge Cap (as defined in the Fee Letter).

Upon the occurrence of a Securities Demand Failure (as defined in the Fee Letter), the outstanding Senior Secured Bridge Loans shall automatically and immediately begin to accrue interest at the Senior Secured Bridge Cap.

Interest Payments:	Interest on the Senior Secured Bridge Loans will be payable in cash, quarterly in arrears.

Default Rate:	The applicable interest rate plus 2.00% on overdue amounts.

Notwithstanding anything to the contrary set forth herein, in no event shall the Senior Secured Bridge Cap affect the payment of any default rate of interest in respect of any Senior Secured Bridge Loans, Senior Secured Extended Term Loans or Senior Secured Exchange Notes.

Maturity:	The Senior Secured Bridge Loans will mature on the first anniversary of the Closing Date (the “Maturity Date”). On the Maturity Date, unless a bankruptcy default with respect to the Borrower has occurred and is continuing on such date, any Senior Secured Bridge Loan that has not been previously repaid in full will be automatically converted into a senior secured extended term loan (a “Senior Secured Extended Term Loan”) that is due on the date that is six years after the Closing Date. The date on which Senior Secured Bridge Loans are converted into Senior Secured Extended Term Loans is referred to as the “Conversion Date.” On or after the Conversion Date, and no more than a number of times to be agreed per calendar month occurring thereafter, at the option of the applicable Lender, Senior Secured Extended Term Loans may be exchanged in whole or in part for senior secured exchange notes (the “Senior Secured Exchange Notes”) having an equal principal amount; provided, that the Borrower may defer the first issuance of the Senior Secured Exchange Notes until such time as the Borrower shall have received requests to issue an aggregate of at least $100.0 million in aggregate principal amount of Senior Secured Exchange Notes.

The Senior Secured Extended Term Loans will be governed by the provisions of the Senior Secured Bridge Facilities Documentation and will have the same terms as the Senior Secured Bridge Loans except as expressly set forth on Annex I hereto. The Senior Secured Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex II hereto. The Senior Secured Bridge Loans, the Senior Secured Extended Term Loans and the Senior Secured Exchange Notes shall be pari passu for all purposes.

Following the Maturity Date, all outstanding Senior Secured Extended Term Loans will accrue interest at a rate equal to the Senior Secured Bridge Cap.

Mandatory Prepayment:	The Senior Secured Bridge Loans shall be prepaid at 100% of the outstanding principal amount thereof, plus accrued interest to the date of prepayment, with (i) 100% of the net proceeds from the issuance of Senior Secured Notes or other Securities, or other indebtedness of the

Borrower and its restricted subsidiaries with certain exceptions to be agreed; provided that in the event any Senior Secured Bridge Lender or any affiliate of any Senior Secured Bridge Lender purchases debt securities from the Borrower pursuant to a securities demand at an issue price above the level at which such Senior Secured Bridge Lender or affiliate has reasonably determined such debt securities can be resold at the time of such purchase by such Senior Secured Bridge Lender or affiliate to a bona fide third party that is not a lender under the Senior Secured Bridge Facility or affiliate thereof or a participant in the Senior Secured Bridge Facility at such time (and notifies the Borrower thereof), the net proceeds received by the Borrower in respect of such debt securities may, at the option of such Senior Secured Bridge Lender or affiliate, be applied first to prepay the Senior Secured Bridge Loans of such Senior Secured Bridge Lender or affiliate (provided that if there is more than one such Senior Secured Bridge Lender or affiliate then such net proceeds will be applied pro rata to prepay the Senior Secured Bridge Loans of all such Senior Secured Bridge Lenders or affiliates in proportion to such Senior Secured Bridge Lenders’ or affiliates’ principal amount of debt securities purchased from the Borrower) prior to being applied to prepay the Senior Secured Bridge Loan held by other Senior Secured Bridge Lenders, (ii) subject to exceptions and baskets in any event no less favorable than those applicable to the Bank Facilities, the net proceeds from any non-ordinary course asset sales by the Borrower or its restricted subsidiaries in excess of amounts either reinvested or required to be paid to the lenders under the Bank Facilities, or other secured debt and (iii) the net proceeds of public equity issuances of the Borrower (subject to certain exceptions to be determined).

The Borrower will also be required to make an offer to prepay the Senior Secured Bridge Loans following the occurrence of a change of control (to be defined in a manner based on customary high yield debt securities (consistent with the Senior Secured Bridge Documentation Principles)) at 100% of the outstanding principal amount thereof plus accrued and unpaid interest.

Optional Prepayment:	The Senior Secured Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than one (1) business day’s prior written notice, at the option of the Borrower at any time.

Right to Resell Bridge Loans:	Each Senior Secured Bridge Lender shall have the absolute and unconditional right to resell or assign the Senior Secured Bridge Loans held by it in compliance with applicable law to any third party at any time (other than to any Disqualified Lender), in consultation with (but without the consent of) the Borrower; provided that, for the twelve month period commencing on the Closing Date, unless a payment or bankruptcy event of default shall have occurred and be continuing or unless a Securities Demand Failure (as defined in the Fee Letter) has occurred, the consent of the Borrower shall be required with respect to any assignment that would result in the Initial Lenders holding less than a majority of the aggregate outstanding principal amount of the Senior Secured Bridge Loans.

The Senior Secured Bridge Lenders will be permitted to sell participations in the Senior Secured Bridge Loans without restriction (other than to any natural person). Voting rights of participants shall be limited to matters in respect of (a) reductions of principal, interest or fees of the commitments participated to such participants, (b) extensions of final maturity of the Senior Secured Bridge Loans or extensions of time for payment of interest, (c) releases of all or substantially all the guarantors and (d) changes in voting thresholds.

Conditions to Initial Borrowing	Subject to the Conditionality Provision, the borrowing of the Senior Secured Bridge Loans will be subject solely to the applicable conditions precedent set forth in Exhibit F.

Documentation:	The definitive documentation for the Senior Secured Bridge Loans (the “Senior Secured Bridge Facilities Documentation”) shall (i) be consistent with this Term Sheet and shall contain only those payments, conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default expressly set forth in this Exhibit D applicable to the Borrower and its restricted subsidiaries and be usual and customary for facilities of such kind and shall be based on (a) the indenture for the 2018 Notes (the “2018 Notes Indenture”) and (b) related ancillary documentation (in each case, with reasonable modifications to the operational, agency, assignment and amendment provisions to reflect the guidelines and practices of the Administrative Agent), (ii) be modified in a customary manner to reflect the nature of the Senior Secured Bridge Facility as a credit agreement, (iii) reflect the operational and strategic requirements of the Borrower and its subsidiaries in light of their size, industries and practices, matters disclosed in the Merger Agreement and proposed business plan and (iv) shall be in a form no more restrictive to the Borrower than the terms of the 2018 Notes Indenture. Standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods shall be consistent with the Senior Secured Bridge Documentation Principles. This paragraph will be referred to as the “Senior Secured Bridge Documentation Principles”.

Representations and Warranties:	The Senior Secured Bridge Facilities Documentation will contain representations and warranties relating to the Borrower and its restricted subsidiaries as are substantially similar to those for the Bank Facilities with modifications customary for bridge loan financings of this type to the extent necessary to reflect differences in documentation (and in any event such representations and warranties shall not be more restrictive to the Borrower than those set forth in the Bank Facilities Documentation).

Covenants:	The Senior Secured Bridge Facilities Documentation will contain such affirmative covenants as are customary for bridge loan financings of this type and substantially similar to (but no more restrictive and burdensome than) those for the Bank Facilities with such conforming changes as are appropriate in connection with the Senior Secured Bridge Loans. The Senior Secured Bridge Facilities Documentation will contain such incurrence-based negative covenants as are customary for high yield senior secured debt securities (but, in any event, no more restrictive than those in the Bank Facilities). Prior to the Maturity Date, the restricted payments and debt incurrence covenants may be more restrictive, in certain agreed upon aspects, than as are customary for high yield senior secured debt securities. There will not be any financial maintenance covenants.

Events of Default:	The Senior Secured Bridge Facilities Documentation will contain such events of default (including notice and grace periods) as are customary for high yield senior secured debt securities (but in any event no more restrictive than those in the Bank Facilities (and containing only cross-acceleration rather than cross-default provisions)).

Voting:

Amendments and waivers of the Senior Secured Bridge Facilities Documentation will require the approval of Senior Secured Bridge Lenders holding more than 50% of the aggregate principal amount of the Senior Secured Bridge Loans (“Required Senior Secured Bridge Lenders”), except that the consent of each Lender directly adversely affected thereby shall be required with respect to (a) reductions of principal, interest or fees payable to such Lender, (b) extensions of final maturity of the Senior Secured Bridge Loans of such Lender or the due date of any interest or fee payment and (c) any additional restrictions on assignments or the right to exchange Senior Secured Extended Term Loans for Senior Secured Exchange Notes, and the consent of each Senior Secured Bridge Lender shall be required with respect to (x) releases of all or substantially all of the guarantors or security and (y) changes in voting thresholds.

The Senior Secured Bridge Facilities Documentation shall contain provisions allowing the Borrower to replace a Senior Secured Bridge Lender in connection with amendments and waivers requiring the consent of all Senior Secured Bridge Lenders or of all Senior Secured Bridge Lenders directly affected thereby (so long as the Required Senior Secured Bridge Lenders consent), increased costs, taxes, etc. and “defaulting” or insolvent Senior Secured Bridge Lenders.

Cost and Yield Protection:	Customary for financings of this type, it being agreed that the documentation will provide customary provisions regarding withholding tax liabilities and that the gross-up obligations will not apply to withholding taxes imposed as a result of the failure to comply with the requirements of current Sections 1471 through 1474 of the Internal Revenue Code (or any amended or successor provisions to the extent substantially comparable thereto), and any regulations promulgated thereunder or guidance issued pursuant thereto. The Senior Secured Bridge Facilities Documentation shall contain customary provisions protecting the Senior Secured Bridge Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and other requirements of law and from the imposition of or changes in certain withholding or other taxes (it being understood that the Dodd Frank Wall Street Reform and Consumer Protection Act and Basel III and all regulations, interpretations and directives thereunder shall be deemed to be a change in law if, and only if, it is the Senior Secured Bridge Lender’s general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing agreements).

Expenses and Indemnification:	The Borrower shall pay (a) if the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the Senior Secured Bridge Administrative Agent and the Commitment Parties incurred on or after the Closing Date (promptly following a written demand therefor, together with backup documentation supporting such reimbursement request) associated with the syndication of the Senior Secured Bridge Loans and the preparation, execution, delivery and administration of the Senior Secured Bridge Facilities Documentation and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Senior Secured Bridge Administrative Agent and the Joint Bookrunners taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Senior Secured Bridge Lenders similarly situated taken as a whole) and (b) after the Closing Date, upon presentation of a summary statement, together with any supporting documentation reasonably requested by the Borrower, all reasonable and documented out-of-pocket expenses of the Senior Secured Bridge Administrative Agent and the Senior Secured Bridge Lenders promptly following a written demand therefor (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Senior Secured Bridge Administrative Agent and the Senior Secured Bridge Lenders taken as a whole, and, if necessary, of one local counsel to the Senior Secured Bridge Administrative Agent and the Senior Secured Bridge Lenders taken as a whole in any relevant jurisdiction and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Senior Secured Bridge Lenders similarly situated taken as a whole) in connection with the enforcement of the Senior Secured Bridge Facilities Documentation or protection of rights thereunder.

The Senior Secured Bridge Administrative Agent, the Commitment Parties and the Senior Secured Bridge Lenders (and their affiliates and their respective officers, directors, employees, agents and other representatives) (each, an “indemnified person”) will be indemnified for and held harmless against, any losses, claims, damages, liabilities or expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all indemnified persons taken as a whole and, if reasonably necessary, a single local counsel for all indemnified persons taken as a whole in each relevant jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected indemnified persons similarly situated taken as a whole) arising out of, resulting from or in connection with any claim, litigation, investigation or proceeding resulting from the Transactions, the Senior Secured Bridge Loans or the use or the proposed use of proceeds thereof, except to the extent they arise from the gross negligence, bad faith or willful misconduct of, or material breach of the Senior Secured Bridge Facilities Documentation by, the relevant indemnified person (or any of its Related Indemnified Persons) as determined by a final, non-appealable judgment of a court of competent jurisdiction or any dispute solely among the indemnified persons other than any claims against an indemnified person in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under the Senior Secured Bridge Facility and other than any claims arising out of any act or omission of the Borrower or any of its affiliates, provided, that the Borrower shall not be liable for any indirect, special, punitive or consequential damages (other than in respect of any such damages incurred or paid by an indemnified person to a third party). Notwithstanding the foregoing, each indemnified person shall be obligated to refund and return promptly any and all amounts paid by the Borrower or any of its affiliates under this paragraph to such indemnified person for any such fees, expenses or damages to the extent such indemnified person is not entitled to payment of such amounts in accordance with the terms hereof.

Governing Law:	New York.

Counsel to the Commitment Parties and Joint Bookrunners:	Latham & Watkins LLP.

ANNEX I to

EXHIBIT D

SENIOR SECURED EXTENDED TERM LOANS

Maturity:	The Senior Secured Extended Term Loans will mature on the date that is six years after the Closing Date.

Guarantees:	Same as the Senior Secured Bridge Loans.

Security:	Same as the Senior Secured Bridge Loans.

Interest Rate:	The Senior Secured Extended Term Loans will bear interest at a rate equal to the Senior Secured Bridge Cap. Interest shall be payable quarterly and on the maturity date of the Senior Secured Extended Term Loans, in each case payable in arrears and computed on the basis of a 360 day year.

Covenants, Defaults and Mandatory Offers to Purchase:	Upon and after the Conversion Date, the covenants, mandatory offers to purchase (in lieu of mandatory prepayments) and defaults which would be applicable to the Senior Secured Exchange Notes, if issued, will also be applicable to the Senior Secured Extended Term Loans in lieu of the corresponding provisions of the Senior Secured Bridge Loans.

Optional Prepayment:	The Senior Secured Extended Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than one (1) business day’s prior written notice, at the option of the Borrower at any time.

D-I-1

ANNEX II to

EXHIBIT D

SENIOR SECURED EXCHANGE NOTES

Issue:	The Senior Secured Exchange Notes will be issued under an indenture, and such indenture and any related documentation (the “Senior Secured Exchange Notes Documents”) shall be negotiated in good faith, shall contain the terms and conditions set forth in this Annex II to Exhibit D and shall be consistent with the Senior Secured Bridge Documentation Principles. The Senior Secured Exchange Notes Documents shall contain only those payments, mandatory offers to purchase, covenants and events of default expressly set forth or described in this Annex II to Exhibit D, in each case, applicable to the Borrower and its restricted subsidiaries and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with the Senior Secured Bridge Documentation Principles.

Guarantees:	Same as the Senior Secured Extended Term Loans.

Security:	Same as the Senior Secured Extended Term Loans.

Maturity:	The Senior Secured Exchange Notes will mature on the date that is six years after the Closing Date.

Interest Rate:	The Senior Secured Exchange Notes will bear interest payable semi-annually in arrears at the Senior Secured Bridge Cap.

Repurchase with Asset Sale Proceeds:	The Borrower will be required to make an offer to repurchase the Senior Secured Exchange Notes at 100% of the outstanding principal amount thereof with, subject to exceptions customary for high yield secured debt securities, the net proceeds from any non-ordinary course asset sales by the Borrower or any of its subsidiaries in excess of amounts either reinvested in a manner customary for high yield secured debt securities or applied to repay amounts drawn under the Bank Facilities or other secured debt within time periods customary for high yield secured debt securities (and no shorter than the corresponding periods of the Bank Facilities).

Repurchase upon Change of Control:	The Borrower will be required to make an offer to repurchase the Senior Secured Exchange Notes following the occurrence of a change of control (to be defined in a manner based on customary high yield debt securities (consistent with the Senior Secured Bridge Documentation Principles)) at a price in cash equal to 101% (or 100% in the case of Senior Secured Exchange Notes held by the Commitment Parties or their affiliates (other than asset management affiliates purchasing the Senior Secured Exchange Notes in the ordinary course of their business) and excluding Senior Secured Exchange Notes acquired pursuant to bona fide open market purchases from third parties in connection with market making activities (“Repurchased Senior Secured Exchange Notes”)) of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

D-II-1

ANNEX II to

EXHIBIT D

Optional Redemption:	Except as set forth below, the Senior Secured Exchange Notes will be non-callable (subject to the make-whole and equity clawback exceptions in the two succeeding paragraphs below) until the third anniversary of the Closing Date. Thereafter, each such Senior Secured Exchange Note will be callable at par plus accrued interest plus a premium equal to 50% of the coupon on such Senior Secured Exchange Note, which premium shall decline ratably on each subsequent anniversary of the Closing Date to zero on the date that is one year prior to the maturity of the Senior Secured Exchange Notes. Notwithstanding the foregoing, any Senior Secured Exchange Notes received by the Commitment Parties or their affiliates (other than those received by Asset Management Affiliates and other than those Senior Secured Exchange Notes acquired pursuant to bona fide open market purchases from third parties in connection with market making activities) in exchange for Senior Secured Extended Term Loans made by the Commitment Parties may be optionally redeemed on a non-pro rata basis at a redemption price equal to par plus accrued and unpaid interest so long as such Senior Secured Exchange Notes are held by the Commitment Parties or their affiliates (other than asset management affiliates purchasing the Senior Secured Exchange Notes in the ordinary course of their business and excluding Repurchased Senior Secured Exchange Notes).

Prior to the third anniversary of the Closing Date, the Borrower may redeem such Senior Secured Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points.

Prior to the third anniversary of the Closing Date, the Borrower may redeem up to 35% of the aggregate principal amount of the Senior Secured Exchange Notes with proceeds from an equity offering at a redemption price equal to par plus the coupon on such Senior Secured Exchange Notes.

The optional redemption provisions will be otherwise customary for high yield debt securities.

Defeasance Provisions:	Consistent with the Senior Secured Bridge Documentation Principles.

Modification:	Consistent with the Senior Secured Bridge Documentation Principles.

Registration Rights:	None.

Covenants:	Consistent with the Senior Secured Bridge Documentation Principles.

Events of Default:	Customary for high yield senior secured debt securities (but in any event no more restrictive than those in the Bank Facilities).

D-II-2

EXHIBIT E

Project Tiger

Senior Unsecured Bridge Facility

Summary of Principal Terms and Conditions5

Borrowers	Harland Clarke Holdings Corp. (the “Borrower”) and any wholly owned U.S. restricted subsidiaries of the Borrower subsequently identified to the Joint Bookrunners (collectively, the “Co-Borrowers”).

Administrative Agent	CS will act as sole administrative agent (in such capacity, the “Senior Unsecured Bridge Administrative Agent”) for a syndicate of banks, financial institutions and institutional lenders and investors, excluding any Disqualified Lender (together with the Initial Lenders, the “Senior Unsecured Bridge Lenders”, and together with the Senior Secured Bridge Lenders, the “Bridge Lenders”) and will perform the duties customarily associated with such role.

Lead Arrangers and Joint Bookrunners	CS Securities, MLPFS and Citi will act as lead arrangers and CS Securities, MLPFS, Citi, DBSI and Jefferies will act as joint bookrunners for the Senior Unsecured Bridge Loans and will perform the duties customarily associated with such role.

Co-Managers	PNCCM and Union will act as co-managers for the Senior Unsecured Bridge Loans and will perform the duties customarily associated with such role.

Bridge Loans:	The Senior Unsecured Bridge Lenders will make increasing rate senior unsecured bridge loans to the Borrower on the Closing Date in an aggregate principal amount of $590.0 million (the “Senior Unsecured Bridge Loans”) less (i) the amount of gross cash proceeds (i.e., net of any original issue discount, but prior to any underwriting or initial purchaser discounts or fees) from any Senior Unsecured Notes issued on or prior to the Closing Date and (ii) the principal amount of any (x) 2015 Floating Rate Notes in excess of $50.0 million and (y) 2021 Notes, in each case, that will remain outstanding after the Closing Date; provided that, if, on the Closing Date, the entire amount of the Senior Secured Bridge Loans to be borrowed on the Closing Date would not be permitted to be secured on an equal and ratable basis with the collateral securing the 2018 Notes (including with respect to relative priorities as between the 2018 Notes, the Existing Term Credit Agreement and the Existing ABL Credit Agreement) under the liens covenants under the existing debt agreements of the Borrower and the Company in effect as of the date of the Original Commitment Letter, then the Senior Unsecured Bridge Loans shall automatically increase by an amount not to exceed both (x) the reduction in the Senior Secured Bridge Loans necessary to avoid violating the liens covenants under such existing debt agreements and (y) $50.0 million and be used on a dollar for dollar basis to permanently reduce the commitment under the Senior Secured Bridge Facility on the Closing Date to finance the Transactions.

[5]	All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the exhibits thereto.

EXHIBIT E

Purpose:	The proceeds of the Senior Unsecured Bridge Loans will be used on the Closing Date, together with any proceeds of borrowings under the Bank Facilities, any proceeds from the issuance of the Senior Unsecured Notes, any proceeds of borrowings under the Senior Secured Bridge Facility, and any proceeds from the issuance of the Senior Secured Notes and certain cash available on the balance sheet of the Borrower and its subsidiaries, to pay the Transaction Costs.

Ranking:	The Senior Unsecured Bridge Loans will constitute senior unsecured indebtedness of the Borrower and will rank pari passu in right of payment with other senior indebtedness of the Borrower.

Security:	None.

Guarantees:	All obligations of the Borrower under the Senior Unsecured Bridge Facility (the “Senior Unsecured Bridge Obligations”) will be unconditionally guaranteed jointly and severally on a senior basis (the “Senior Unsecured Bridge Guarantees”) by each existing and subsequently acquired or organized direct or indirect restricted subsidiary of the Borrower that guarantees the 2018 Notes.

Interest Rates:

Interest for the first three-month period commencing on the Closing Date shall be payable in respect of Senior Unsecured Bridge Loans, at (a) Adjusted LIBOR (as defined below) plus (b) 875 basis points (the “Initial Margin”). Such spread over Adjusted LIBOR will increase by 50 basis points at the end of such three month period and each 90-day period thereafter until the Maturity Date subject to the Senior Unsecured Bridge Cap (as defined in the Fee Letter).

“Adjusted LIBOR” on any date, means the greater of (i) the London interbank offered rate for U.S. dollars, adjusted for customary Eurodollar reserve requirements if any, for a three-month period (as determined two business days prior to the start of the applicable interest period) and (ii) 1.00%.

Notwithstanding anything to the contrary set forth above, at no time shall the per annum yield on the Senior Unsecured Bridge Loans exceed the Senior Unsecured Bridge Cap (as defined in the Fee Letter).

Upon the occurrence of a Securities Demand Failure (as defined in the Fee Letter), the outstanding Senior Unsecured Bridge Loans shall automatically and immediately begin to accrue interest at the Senior Unsecured Bridge Cap.

Interest Payments:	Interest on the Senior Unsecured Bridge Loans will be payable in cash, quarterly in arrears.

EXHIBIT E

Default Rate:	The applicable interest rate plus 2.00% on overdue amounts.

Notwithstanding anything to the contrary set forth herein, in no event shall the Senior Unsecured Bridge Cap affect the payment of any default rate of interest in respect of any Senior Secured Bridge Loans, Senior Unsecured Extended Term Loans or Senior Unsecured Exchange Notes.

Maturity:	The Senior Unsecured Bridge Loans will mature on the first anniversary of the Closing Date (the “Maturity Date”). On the Maturity Date, unless a bankruptcy default with respect to the Borrower has occurred and is continuing on such date, any Senior Unsecured Bridge Loan that has not been previously repaid in full will be automatically converted into a unsecured term loan (a “Senior Unsecured Extended Term Loan”) that is due on the date that is seven years after the Closing Date. The date on which Senior Unsecured Bridge Loans are converted into Senior Unsecured Extended Term Loans is referred to as the “Conversion Date.” On or after the Conversion Date, and no more than a number of times to be agreed per calendar month occurring thereafter, at the option of the applicable Lender, Senior Unsecured Extended Term Loans may be exchanged in whole or in part for unsecured exchange notes (the “Senior Unsecured Exchange Notes”, and together with the Senior Secured Exchange Notes, the “Exchange Notes”) having an equal principal amount; provided, that the Borrower may defer the first issuance of the Senior Unsecured Exchange Notes until such time as the Borrower shall have received requests to issue an aggregate of at least $100.0 million in aggregate principal amount of Senior Unsecured Exchange Notes.

The Senior Unsecured Extended Term Loans will be governed by the provisions of the Senior Unsecured Bridge Facilities Documentation and will have the same terms as the Senior Unsecured Bridge Loans except as expressly set forth on Annex I hereto. The Senior Unsecured Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex II hereto. The Senior Unsecured Bridge Loans, the Senior Unsecured Extended Term Loans and the Senior Unsecured Exchange Notes shall be pari passu for all purposes.

Following the Maturity Date, all outstanding Senior Unsecured Extended Term Loans will accrue interest at a rate equal to the Senior Unsecured Bridge Cap.

Mandatory Prepayment:	The Senior Unsecured Bridge Loans shall be prepaid at 100% of the outstanding principal amount thereof, plus accrued interest to the date of prepayment, with (i) 100% of the net proceeds from the issuance of Senior Unsecured Notes or other Securities, or other indebtedness of the Borrower and its restricted subsidiaries with certain exceptions to be agreed; provided that in the event any Senior Unsecured Bridge Lender or any affiliate of any Senior Unsecured Bridge Lender

EXHIBIT E

purchases debt securities from the Borrower pursuant to a securities demand at an issue price above the level at which such Senior Unsecured Bridge Lender or affiliate has reasonably determined such debt securities can be resold at the time of such purchase by such Senior Unsecured Bridge Lender or affiliate to a bona fide third party that is not a lender under the Senior Unsecured Bridge Facility or affiliate thereof or a participant in the Senior Unsecured Bridge Facility at such time (and notifies the Borrower thereof), the net proceeds received by the Borrower in respect of such debt securities may, at the option of such Senior Unsecured Bridge Lender or affiliate, be applied first to prepay the Senior Unsecured Bridge Loans of such Senior Unsecured Bridge Lender or affiliate (provided that if there is more than one such Senior Unsecured Bridge Lender or affiliate then such net proceeds will be applied pro rata to prepay the Senior Unsecured Bridge Loans of all such Senior Unsecured Bridge Lenders or affiliates in proportion to such Senior Unsecured Bridge Lenders’ or affiliates’ principal amount of debt securities purchased from the Borrower) prior to being applied to prepay the Senior Unsecured Bridge Loan held by other Senior Unsecured Bridge Lenders, (ii) subject to exceptions and baskets in any event no less favorable than those applicable to the Bank Facilities, the net proceeds from any non-ordinary course asset sales by the Borrower or its restricted subsidiaries in excess of amounts either reinvested or required to be paid to the lenders under the Bank Facilities and the Senior Secured Bridge Facility or other senior secured debt and (iii) the net proceeds of public equity issuances of the Borrower (subject to certain exceptions to be determined). The Borrower will also be required to make an offer to prepay the Senior Unsecured Bridge Loans following the occurrence of a change of control (to be defined in a manner based on customary high yield debt securities (consistent with the Senior Unsecured Bridge Documentation Principles)) at 100% of the outstanding principal amount thereof plus accrued and unpaid interest.

Optional Prepayment:	The Senior Unsecured Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than one (1) business day’s prior written notice, at the option of the Borrower at any time.

Right to Resell Bridge Loans:	Each Senior Unsecured Bridge Lender shall have the absolute and unconditional right to resell or assign the Senior Unsecured Bridge Loans held by it in compliance with applicable law to any third party at any time (other than to any Disqualified Lender), in consultation with (but without the consent of) the Borrower; provided that, for the twelve month period commencing on the Closing Date, unless a payment or bankruptcy event of default shall have occurred and be continuing or unless a Securities Demand Failure (as defined in the Fee Letter) has occurred, the consent of the Borrower shall be required with respect to any assignment that would result in the Initial Lenders holding less than a majority of the aggregate outstanding principal amount of the Senior Unsecured Bridge Loans.

EXHIBIT E

The Senior Unsecured Bridge Lenders will be permitted to sell participations in the Senior Unsecured Bridge Loans without restriction (other than to any natural person). Voting rights of participants shall be limited to matters in respect of (a) reductions of principal, interest or fees of the commitments participated to such participants, (b) extensions of final maturity of the Senior Unsecured Bridge Loans or extensions of time for payment of interest, (c) releases of all or substantially all the guarantors and (d) changes in voting thresholds.

Conditions to Initial Borrowing	Subject to the Conditionality Provision, the borrowing of the Senior Unsecured Bridge Loans will be subject solely to the applicable conditions precedent set forth in Exhibit F.

Documentation:	The definitive documentation for the Senior Unsecured Bridge Loans (the “Senior Unsecured Bridge Facilities Documentation” and together with the Senior Secured Bridge Facilities Documentation, collectively, the “Bridge Facilities Documentation”; and together with the Backstop Facilities Documentation, collectively, the “Facilities Documentation” ) shall contain the terms set forth in this Exhibit E and, to the extent any other terms are not expressly set forth in this Exhibit E, will (i) contain terms as are usual and customary for financings of this type giving effect to then prevailing market conditions and giving due regard to the existing indentures of the Borrower, (ii) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date taking into account the timing of the syndication of the Bridge Facilities and the pre-closing requirements of the Merger Agreement and (iii) contain such other terms as Borrower and the Joint Bookrunners shall reasonably agree. This paragraph will be referred to as the “Senior Unsecured Bridge Documentation Principles”.

Representations and Warranties:	The Senior Unsecured Bridge Facilities Documentation will contain representations and warranties relating to the Borrower and its restricted subsidiaries as are substantially similar to those for the Bank Facilities with modifications customary for bridge loan financings of this type to the extent necessary to reflect differences in documentation (and in any event such representations and warranties shall not be more restrictive to the Borrower than those set forth in the Bank Facilities Documentation).

Covenants:	The Senior Unsecured Bridge Facilities Documentation will contain such affirmative and negative covenants with respect to Borrower and its restricted subsidiaries as are substantially consistent with the Senior Unsecured Bridge Documentation Principles giving effect to the then prevailing market conditions; it being understood and agreed that the covenants of the Senior Unsecured Bridge Loans (and the Senior

EXHIBIT E

Unsecured Extended Term Loans and the Senior Unsecured Exchange Notes) will be incurrence-based covenants customary for high yield transactions and otherwise consistent with the Senior Unsecured Bridge Documentation Principles, including as to exceptions and qualifications. Prior to the Maturity Date, the debt and lien incurrence and restricted payment covenants of the Senior Unsecured Bridge Loans will be more restrictive than those of the Senior Unsecured Extended Term Loans and the Senior Unsecured Exchange Notes, as reasonably agreed by the Senior Unsecured Bridge Joint Bookrunners and the Borrower. There will not be any financial maintenance covenants.

Events of Default:	Usual and customary for financings of this type.

Voting:

Amendments and waivers of the Senior Unsecured Bridge Facilities Documentation will require the approval of Senior Unsecured Bridge Lenders holding more than 50% of the aggregate principal amount of the Senior Unsecured Bridge Loans (“Required Senior Unsecured Bridge Lenders”), except that the consent of each Lender directly adversely affected thereby shall be required with respect to (a) reductions of principal, interest or fees payable to such Lender, (b) extensions of final maturity of the Senior Unsecured Bridge Loans of such Lender or the due date of any interest or fee payment and (c) any additional restrictions on assignments or the right to exchange Senior Unsecured Extended Term Loans for Senior Unsecured Exchange Notes, and the consent of each Senior Unsecured Bridge Lender shall be required with respect to (x) releases of all or substantially all of the guarantors and (y) changes in voting thresholds.

The Senior Unsecured Bridge Facilities Documentation shall contain provisions allowing the Borrower to replace a Senior Unsecured Bridge Lender in connection with amendments and waivers requiring the consent of all Senior Unsecured Bridge Lenders or of all Senior Unsecured Bridge Lenders directly affected thereby (so long as the Required Senior Unsecured Bridge Lenders consent), increased costs, taxes, etc. and “defaulting” or insolvent Senior Unsecured Bridge Lenders.

Cost and Yield Protection:	Customary for financings of this type, it being agreed that the documentation will provide customary provisions regarding withholding tax liabilities and that the gross-up obligations will not apply to withholding taxes imposed as a result of the failure to comply with the requirements of current Sections 1471 through 1474 of the Internal Revenue Code (or any amended or successor provisions to the extent substantially comparable thereto), and any regulations promulgated thereunder or guidance issued pursuant thereto. The Senior Unsecured Bridge Facilities Documentation shall contain customary provisions protecting the Senior Unsecured Bridge Lenders

EXHIBIT E

against increased costs or loss of yield resulting from changes in reserve, capital adequacy and other requirements of law and from the imposition of or changes in certain withholding or other taxes (it being understood that the Dodd Frank Wall Street Reform and Consumer Protection Act and Basel III and all regulations, interpretations and directives thereunder shall be deemed to be a change in law if, and only if, it is the Senior Unsecured Bridge Lender’s general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing agreements).

Expenses and Indemnification:	The Borrower shall pay (a) if the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the Senior Unsecured Bridge Administrative Agent and the Commitment Parties incurred on or after the Closing Date (promptly following a written demand therefor, together with backup documentation supporting such reimbursement request) associated with the syndication of the Senior Unsecured Bridge Loans and the preparation, execution, delivery and administration of the Senior Unsecured Bridge Facilities Documentation and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Senior Unsecured Bridge Administrative Agent and the Joint Bookrunners taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Senior Unsecured Bridge Lenders similarly situated taken as a whole) and (b) after the Closing Date, upon presentation of a summary statement, together with any supporting documentation reasonably requested by the Borrower, all reasonable and documented out-of-pocket expenses of the Senior Unsecured Bridge Administrative Agent and the Senior Unsecured Bridge Lenders promptly following a written demand therefor (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Senior Unsecured Bridge Administrative Agent and the Senior Unsecured Bridge Lenders taken as a whole, and, if necessary, of one local counsel to the Senior Unsecured Bridge Administrative Agent and the Senior Unsecured Bridge Lenders taken as a whole in any relevant jurisdiction and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Senior Unsecured Bridge Lenders similarly situated taken as a whole) in connection with the enforcement of the Senior Unsecured Bridge Facilities Documentation or protection of rights thereunder.

The Senior Unsecured Bridge Administrative Agent, the Commitment Parties and the Senior Unsecured Bridge Lenders (and their affiliates and their respective officers, directors, employees, agents and other representatives) (each, an “indemnified person”) will be indemnified

EXHIBIT E

for and held harmless against, any losses, claims, damages, liabilities or expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all indemnified persons taken as a whole and, if reasonably necessary, a single local counsel for all indemnified persons taken as a whole in each relevant jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected indemnified persons similarly situated taken as a whole) arising out of, resulting from or in connection with any claim, litigation, investigation or proceeding resulting from the Transactions, the Senior Unsecured Bridge Loans or the use or the proposed use of proceeds thereof, except to the extent they arise from the gross negligence, bad faith or willful misconduct of, or material breach of the Senior Unsecured Bridge Facilities Documentation by, the relevant indemnified person (or any of its Related Indemnified Persons) as determined by a final, non-appealable judgment of a court of competent jurisdiction or any dispute solely among the indemnified persons other than any claims against an indemnified person in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under the Senior Unsecured Bridge Facility and other than any claims arising out of any act or omission of the Borrower or any of its affiliates, provided, that the Borrower shall not be liable for any indirect, special, punitive or consequential damages (other than in respect of any such damages incurred or paid by an indemnified person to a third party). Notwithstanding the foregoing, each indemnified person shall be obligated to refund and return promptly any and all amounts paid by the Borrower or any of its affiliates under this paragraph to such indemnified person for any such fees, expenses or damages to the extent such indemnified person is not entitled to payment of such amounts in accordance with the terms hereof.

Governing Law:	New York.

Counsel to the Commitment Parties and Joint Bookrunners:	Latham & Watkins LLP.

ANNEX I to

EXHIBIT E

SENIOR UNSECURED EXTENDED TERM LOANS

Maturity:	The Senior Unsecured Extended Term Loans will mature on the date that is seven years after the Closing Date.

Guarantees:	Same as the Senior Unsecured Bridge Loans.

Security:	None.

Interest Rate:	The Senior Unsecured Extended Term Loans will bear interest at a rate equal to the Senior Unsecured Bridge Cap. Interest shall be payable quarterly and on the maturity date of the Senior Unsecured Extended Term Loans, in each case payable in arrears and computed on the basis of a 360 day year.

Covenants, Defaults and Mandatory Offers to Purchase:	Upon and after the Conversion Date, the covenants, mandatory offers to purchase (in lieu of mandatory prepayments) and defaults which would be applicable to the Senior Unsecured Exchange Notes, if issued, will also be applicable to the Senior Unsecured Extended Term Loans in lieu of the corresponding provisions of the Senior Unsecured Bridge Loans.

Optional Prepayment:	The Senior Unsecured Extended Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than one (1) business day’s prior written notice, at the option of the Borrower at any time.

E-I-1

ANNEX II to

EXHIBIT E

SENIOR UNSECURED EXCHANGE NOTES

Issue:	The Senior Unsecured Exchange Notes will be issued under an indenture, and such indenture and any related documentation (the “Senior Unsecured Exchange Notes Documents”) shall be negotiated in good faith, shall contain the terms and conditions set forth in this Annex II to Exhibit E and shall be consistent with the Senior Unsecured Bridge Documentation Principles. The Senior Unsecured Exchange Notes Documents shall contain only those payments, mandatory offers to purchase, covenants and events of default expressly set forth or described in this Annex II to Exhibit E, in each case, applicable to the Borrower and its restricted subsidiaries and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with the Senior Unsecured Bridge Documentation Principles.

Guarantees:	Same as the Senior Unsecured Extended Term Loans.

Security:	None.

Maturity:	The Senior Unsecured Exchange Notes will mature on the date that is seven years after the Closing Date.

Interest Rate:	The Senior Unsecured Exchange Notes will bear interest payable semi-annually in arrears at the Senior Unsecured Bridge Cap.

Repurchase with Asset Sale Proceeds:	The Borrower will be required to make an offer to repurchase the Senior Unsecured Exchange Notes at 100% of the outstanding principal amount thereof with, subject to exceptions customary for high yield secured debt securities, the net proceeds from any non-ordinary course asset sales by the Borrower or any of its subsidiaries in excess of amounts either reinvested in a manner customary for high yield secured debt securities or applied to repay amounts drawn under the Bank Facilities, or other secured debt within time periods customary for high yield secured debt securities (and no shorter than the corresponding periods of the Bank Facilities).

Repurchase upon Change of Control:	The Borrower will be required to make an offer to repurchase the Senior Unsecured Exchange Notes following the occurrence of a change of control (to be defined in a manner based on customary high yield debt securities (consistent with the Senior Unsecured Bridge Documentation Principles)) at a price in cash equal to 101% (or 100% in the case of Senior Unsecured Exchange Notes held by the Commitment Parties or their affiliates (other than asset management affiliates purchasing the Senior Unsecured Exchange Notes in the ordinary course of their business) and excluding Senior Unsecured Exchange Notes acquired pursuant to bona fide open market purchases

E-II-1

ANNEX II to

EXHIBIT E

from third parties in connection with market making activities (“Repurchased Senior Unsecured Exchange Notes”)) of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Optional Redemption:	Except as set forth below, the Senior Unsecured Exchange Notes will be non-callable (subject to the make-whole and equity clawback exceptions in the two succeeding paragraphs below) until the third anniversary of the Closing Date. Thereafter, each such Senior Unsecured Exchange Note will be callable at par plus accrued interest plus a premium equal to 75% of the coupon on such Senior Unsecured Exchange Note, which premium shall decline ratably on each subsequent anniversary of the Closing Date to zero on the date that is two years prior to the maturity of the Senior Unsecured Exchange Notes. Notwithstanding the foregoing, any Senior Unsecured Exchange Notes received by the Commitment Parties or their affiliates (other than those received by Asset Management Affiliates and other than those Senior Unsecured Exchange Notes acquired pursuant to bona fide open market purchases from third parties in connection with market making activities) in exchange for Senior Unsecured Extended Term Loans made by the Commitment Parties may be optionally redeemed on a non-pro rata basis at a redemption price equal to par plus accrued and unpaid interest so long as such Senior Unsecured Exchange Notes are held by the Commitment Parties or their affiliates (other than asset management affiliates purchasing the Senior Unsecured Exchange Notes in the ordinary course of their business and excluding Repurchased Senior Unsecured Exchange Notes).

Prior to the third anniversary of the Closing Date, the Borrower may redeem such Senior Unsecured Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points.

Prior to the third anniversary of the Closing Date, the Borrower may redeem up to 35% of the aggregate principal amount of the Senior Unsecured Exchange Notes with proceeds from an equity offering at a redemption price equal to par plus the coupon on such Senior Unsecured Exchange Notes.

The optional redemption provisions will be otherwise customary for high yield debt securities.

Defeasance Provisions:	Consistent with the Senior Unsecured Bridge Documentation Principles.

Modification:	Consistent with the Senior Unsecured Bridge Documentation Principles.

E-II-2

ANNEX II to

EXHIBIT E

Registration Rights:	None.

Covenants:	Consistent with the Senior Unsecured Bridge Documentation Principles.

Events of Default:	Customary for high yield senior unsecured debt securities (but in any event no more restrictive than those in the Bank Facilities).

E-II-3

EXHIBIT F

Project Tiger

Summary of Additional Conditions6

Subject in all respects to the Conditionality Provision, the initial borrowings under the Facilities shall be subject to the following conditions:

1. Except (i) as disclosed in the Company SEC Documents (as defined in the Merger Agreement) filed with the Securities and Exchange Commission (“SEC”) on or after January 1, 2012 and publicly available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system prior to the date of the Merger Agreement, other than in any “risk factors” or “forward-looking statements” sections in such Company SEC Documents to the extent such disclosures are primarily predictive, cautionary or forward looking in nature or (ii) as disclosed in the Company Disclosure Letter (as defined in the Merger Agreement and provided to the Commitment Parties prior to the date hereof), from December 31, 2012 through the date of the Merger Agreement, there has not been any event, development or state of circumstances that would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the date of the Merger Agreement, no event, development or circumstances has occurred that would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. “Company Material Adverse Effect” means any change, effect or circumstance that has a material adverse effect on the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole, other than any of the following or any effect attributable to: (i) changes in general economic or political conditions or financial, credit or securities markets in general (including changes in interest or exchange rates) in any country or region in which the Company or any of its subsidiaries conducts business; (ii) any events, circumstances, changes or effects that affect the industries in which the Company or any of the Company’s subsidiaries operate; (iii) any changes in Laws applicable to the Company or any of the Company’s subsidiaries or any of their respective properties or assets or changes in GAAP; (iv) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any acts of war, armed hostilities, sabotage or terrorism; (v) the negotiation, announcement or existence of, or any action taken that is required or expressly contemplated by this Agreement and the transactions contemplated hereby (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, employees, investors, or venture partners) or any action taken by the Company at the request of or with the written consent of Parent; (vi) any changes in the credit rating of the Company or any of its subsidiaries, the market price or trading volume of shares of Common Stock or any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period, it being understood that any underlying event causing such changes or failures in whole or in part may be taken into account in determining whether a Company Material Adverse Effect has occurred; or (vii) any litigation

[6]

Capitalized terms used in this Exhibit F shall have the meanings set forth in the Commitment Letter to which this Exhibit F is attached (the “Commitment Letter”) and the other Exhibits attached to the Commitment Letter.

arising from allegations of a breach of fiduciary duty relating to this Agreement or the transactions contemplated by this Agreement, in each case of clauses (i), (ii), (iii), or (iv), to the extent such changes, events, circumstances, effects, acts, escalation or worsening do not have a disproportionate impact on the Company and its subsidiaries relative to other companies in similar industries to those in which the Company and its subsidiaries operate. Capitalized terms in the preceding definition are used as defined in the Merger Agreement.

2. The Administrative Agent shall have received (a) the Bank Facilities Documentation, and if applicable, the Bridge Facilities Documentation, which shall have been executed and delivered by the Borrower and the Guarantors (as applicable subject to the Conditionality Provision) and (b) customary legal opinions in form and substance acceptable to the Joint Bookrunners, customary evidence of authorization, charter documents, customary lien searches, good standings (to the extent applicable) in the jurisdiction of organization of the Borrower and each Guarantor, customary resolutions, secretary’s certificates, closing certificates, incumbency certificates, and a solvency certificate of Borrower’s chief financial officer in substantially the form of Annex I to Exhibit F hereto.

3. The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Facilities, shall be consummated, in all material respects in accordance with the terms of the Merger Agreement, without giving effect to any modifications, amendments, consents or waivers thereto or thereunder that are material and adverse to the Lenders without the prior consent of the Joint Bookrunners (such consent not to be unreasonably withheld, delayed or conditioned) and, substantially simultaneously with the initial borrowing under the Facilities, the Certificate of Merger evidencing the consummation of the Acquisition shall have been filed with the Delaware Secretary of State. The Joint Bookrunners hereby acknowledge that they are satisfied with the executed Merger Agreement, dated as of December 17, 2013 and the disclosure schedules, annexes and exhibits thereto. For purposes of the foregoing condition, it is hereby understood and agreed that any reduction in the purchase price in connection with the Acquisition shall not be deemed to be material and adverse to the interests of the Lenders and the Joint Bookrunners; provided that an amount equal to 63% of any reduction of the purchase price shall be allocated to a reduction in any amounts to be funded under the Senior Unsecured Bridge Facility.

4. The Specified Merger Agreement Representations and the Specified Representations shall be true and correct in all material respects.

5. The Refinancing shall have been consummated or shall be consummated substantially concurrently with the initial borrowings under any of the Facilities.

6. The Joint Bookrunners shall have received (a) audited consolidated balance sheets of each of the Borrower and the Company and related statements of income, changes in equity and cash flows of each of the Borrower and the Company for each of their respective three (3) most recently completed fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of each of the Borrower and the Company for each subsequent fiscal quarter after the audited financial statements referred to above and ended at least 45 days before the Closing

Date (other than any fiscal fourth quarter). The Joint Bookrunners hereby acknowledge receipt of (x) the financial statements in the foregoing clause (a) in the case of each of the Borrower and the Company, for the fiscal years ended 2012, 2011 and 2010 and (y) the financial statements in the foregoing clause (b) in the case of each the Borrower and the Company, for the fiscal quarters ended March 31, 2013, June 30, 2013 and September 30, 2013.

7. The Joint Bookrunners shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its subsidiaries (based on the financial statements of the Borrower and the Company referred to in paragraph 6 above) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date (or, if the most recently completed fiscal period is the end of a fiscal year, ended at least 90 days before the Closing Date), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting.

8. Subject in all respects to the Conditionality Provision, all documents and instruments required to create and perfect the relevant administrative agent’s security interests in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing.

9. The Initial Lenders shall have received at least 2 business days prior to the Closing Date, all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing by the relevant administrative agent at least 10 days prior to the Closing Date that it reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

10. All fees required to be paid on the Closing Date pursuant to the Term Sheets and Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least two (2) business days prior to the Closing Date (or such later date as the Borrower may reasonably agree), shall, upon the initial borrowing under the Facilities, have been paid (which amounts may be offset against the proceeds of the Facilities).

11. With respect to the Bank Facilities, the Initial Lenders shall have had a period of no less than 20 consecutive calendar days (the “Bank Marketing Period”) to syndicate the Bank Facilities following the receipt of the historical financial statements required under paragraph 6 above and pro forma financial statements required under paragraph 7 above, in each case, as of the day of the commencement of the Bank Marketing Period, and the Information Memorandum; provided that such 20 consecutive day period will not commence until January 6, 2014. It is hereby agreed that the Borrower may notify the Joint Bookrunners in writing that the Borrower reasonably believes that it has delivered the Information Memorandum and financial statements required for the commencement of the Bank Marketing Period and that such Bank Marketing

Period has therefore commenced, and any such delivery of written notice shall be deemed to be conclusive evidence of the commencement of the Bank Marketing Period unless the Joint Bookrunners object in writing within 3 business days of receipt of such notice.

12. With respect to (w) the Base Case Revolving Facility, the Amendment Effective Date (as defined in the Proposed ABL Amendment) shall have occurred (it being acknowledged that the Base Case Revolving Facility shall have been thereby provided pursuant to the Existing ABL Credit Agreement as amended by the Proposed ABL Amendment), (x) the Base Case Term Facility, the Proposed Term Amendment shall have become effective, (y) the Backstop Revolving Facility, the Proposed ABL Amendment shall not have become effective and (z) the Backstop Term Facility, the Proposed Term Amendment shall not have become effective.

13. With respect to the Backstop Term Facility, the conditions set forth in Section 2.24 of the Existing Term Credit Agreement to the incurrence of the Backstop Term Facility as Incremental Term Loan Commitments thereunder shall have been satisfied.

14. As a condition to the availability of the Bridge Facilities, (a) one or more investment banks reasonably satisfactory to the Joint Bookrunners (collectively, the “Investment Bank”) shall have been engaged to privately place the Senior Notes (with the Commitment Parties acknowledging that the condition set forth in this clause (a) has been satisfied), and (b) the Borrower shall have provided the Investment Bank with a customary preliminary offering memorandum containing all customary information (including a discussion of Borrower and its subsidiaries and a discussion of Company and its subsidiaries) (other than the “description of the notes” and any information customarily provided by the Investment Bank or its counsel; provided that the Borrower shall use commercially reasonable efforts to negotiate a “description of the notes” reasonably satisfactory to the Borrower and the Commitment Parties), including financial statements (which, with respect to annual financial statements, shall have been audited and, with respect to interim financial statements, shall have been reviewed by the independent accountants for the Borrower and the Company as provided in Public Company Accounting Oversight Board in AU 722), pro forma financial statements, business and other financial data of the type required in a registered offering of debt securities by Regulation S-X and Regulation S-K under the Securities Act of 1933, as amended (other than Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, Rule 4.02(b) of Regulation S-K and other customary exceptions) and of the type and form that are customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act (subject to customary exceptions) and all other financial data that would be necessary for the Investment Bank to receive customary (for high yield secured debt securities issued in a private placement pursuant to Rule 144A) “comfort” (including “negative assurance” comfort) from independent accountants of each of the Borrower and the Company in connection with the offering of the Senior Notes and, in the case of the annual financial statements, the auditors’ reports thereon, together with drafts of customary comfort letters that such accounting firms are prepared to deliver upon closing (collectively, the “Required Bond Information”) and (c) the Investment Bank shall have been afforded a period (the “Bond Marketing Period”) of at least twenty (20) consecutive calendar days from and including the date of receipt of the Required Bond Information to seek to place the Senior Notes with qualified purchasers thereof; provided that such consecutive day period will not commence until January 6, 2014. It is hereby agreed that the Borrower may notify the Joint Bookrunners in writing that the Borrower reasonably believes that it has delivered the Required Bond Information required for the commencement of the Bond Marketing Period and that such Bond Marketing Period has therefore commenced, and any such delivery of written notice shall be deemed to be conclusive evidence of the commencement of the Bond Marketing Period unless the Joint Bookrunners object in writing within three (3) business days of receipt of such notice.

ANNEX I to

EXHIBIT F

SOLVENCY CERTIFICATE

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned chief financial officer of         , a                   ( the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1. This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section      of the Credit Agreement, dated as of                     , among                     (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety on a going concern basis, of the Borrower and its Subsidiaries taken as a whole and after giving effect to the consummation of the Transactions would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole and after giving effect to the consummation of the Transactions are sold (as a going concern) with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d) “Will be able to pay their Liabilities as they mature”

F-I-1

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole and after giving effect to the consummation of the Transactions will have sufficient assets and cash flow to pay their Liabilities as those Liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Borrower and its Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

(e) “Do not have Unreasonably Small Capital”

the Borrower and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Maturity Date. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Borrower and its Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

3. For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a) I have reviewed the financial statements (including the pro forma financial statements) referred to in Section      of the Credit Agreement.

(b) I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c) As chief financial officer of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries.

4. Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value of the assets of the Borrower and its Subsidiaries taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceeds their Liabilities; (iii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iv) the Borrower and its Subsidiaries taken as a whole will be able to pay their Liabilities as they mature in the ordinary course.

F-I-2

IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by chief financial officer as of the date first written above.

[ ]

By:
Name:
Title: